Exhibit 99.2

Item 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section discusses the financial condition and results of operations of National City Corporation (the Corporation or National City) for each of the past three years and should be read in conjunction with the accompanying Consolidated Financial Statements and notes on pages 60 through 137.

Forward-Looking Statements

This Annual Report contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, management’s ability to effectively execute its business plans; changes in general economic and financial market conditions, including the stock market and residential and commercial real estate markets; changes in interest rates; the timing, pricing, and effects on National City of Visa’s initial public offering; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation’s business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

Overview

Other than mortgage banking, the Corporation’s businesses — commercial banking, retail banking, and wealth management — performed well in 2007. Core deposit and loan growth were strong, as were most fee income categories. Mortgage results were adversely affected by market conditions as well as declining credit quality in residential real estate loan portfolios. Restructuring and other nonrecurring charges also affected 2007 results.

Declining real estate values put pressure on certain consumers with loans or lines of credit secured by residential real estate. Higher levels of delinquencies, nonperforming assets and charge-offs occurred in loans secured by residential real estate, particularly nonprime mortgage loans, broker-sourced home equity loans and residential construction loans. These factors led to higher actual and expected probable losses on these loans. The provision for loan losses was $1.3 billion in 2007 versus $489 million in 2006 and $300 million in 2005. Management believes the weakness in the housing market will likely persist into 2008. As such, these credit trends are expected to continue in the near term.

In the last half of 2007, the capital markets for sale of mortgage loans and lines of credit experienced severe disruption. As a result, the Corporation was unable to sell certain mortgage loans that had been originated for sale. Fair value write-downs occurred on these loans due to declines in market values, failed trades and trade fallout. As a result, a net loan sale loss of $(38) million was recognized in 2007 versus loan sale revenues of $766 million in 2006 and $808 million in 2005. In response to these conditions, management restructured its mortgage business, transferred nonsalable loans to its loan portfolio, and scaled back origination of certain products and staffing levels. Severance and other restructuring costs were incurred in 2007 to complete these actions. As a result, the mortgage business will be smaller, but likely more stable, in future periods.

National City, as a member of the Visa network, is obligated to indemnify Visa for certain litigation losses. In 2007, the Corporation recognized indemnity charges of approximately $289 million related to this obligation. Visa is preparing for an initial public offering (IPO) of its common stock in 2008. Upon the anticipated completion of the IPO in 2008, the Corporation expects to recognize gains on its interest in Visa which should more than exceed the charges taken in 2007.

The size of the Consolidated Balance Sheet grew in 2007, as loans originally intended for sale were transferred to portfolio. The larger balance sheet, combined with the losses in the mortgage business, restructuring and other unusual charges, reduced the capital position below management’s internal target ranges. Management has initiated a plan to increase liquidity and the Corporation’s capital levels in 2008. See further discussion in the Liquidity Risk section.

Consolidated Average Balance Sheets

	Daily Average Balance

(Dollars in Millions)	2007	2006	2005	2004	2003

Assets
Earning Assets:
Loans(a):
Commercial	$28,519	$25,458	$23,748	$20,107	$19,865
Commercial leases	4,168	3,566	3,171	2,024	1,538
Commercial construction	8,151	6,286	4,264	3,062	2,383
Commercial real estate	13,800	12,173	12,231	11,326	9,483
Residential real estate	34,877	37,491	41,488	40,395	45,932
Home equity lines of credit	17,533	19,533	21,122	14,743	9,293
Credit card and other unsecured lines of credit	3,376	2,750	2,523	2,286	2,155
Other consumer	4,908	5,680	7,818	7,659	8,059

Total loans	115,332	112,937	116,365	101,602	98,708
Securities available for sale, at amortized cost
Taxable	7,471	7,270	7,134	7,033	6,195
Tax-exempt	409	531	625	665	669

Total securities available for sale	7,880	7,801	7,759	7,698	6,864
Federal funds sold and security resale agreements, and other investments	3,397	2,803	2,100	1,621	1,326

Total earning assets/total interest income/rates	126,609	123,541	126,224	110,921	106,898
Allowance for loan losses	(1,192)	(1,007)	(1,143)	(1,101)	(1,028)
Fair value (depreciation) appreciation of securities available for sale	(22)	(68)	72	150	257
Nonearning assets	18,164	16,212	16,403	14,433	12,398

Total Assets	$143,559	$138,678	$141,556	$124,403	$118,525

Liabilities and stockholders’ equity
Interest bearing liabilities:
NOW and money market	$34,769	$28,900	$28,589	$28,897	$25,378
Savings	2,540	1,970	2,361	2,583	2,423
Consumer time deposits	26,632	21,711	18,662	14,875	13,729
Other deposits	3,590	5,512	6,087	3,062	2,752
Foreign deposits	8,095	8,553	8,787	8,946	7,002
Federal funds borrowed	1,894	2,886	4,021	4,920	7,895
Security repurchase agreements	4,133	3,487	3,317	2,918	3,013
Borrowed funds	2,185	2,201	2,253	1,477	1,556
Long-term debt	25,657	30,013	32,752	24,028	24,854

Total interest bearing liabilities/total interest expense/rates	109,495	105,233	106,829	91,706	88,602

Noninterest bearing deposits	16,824	16,814	18,257	17,763	17,203
Accrued expenses and other liabilities	4,040	3,852	3,705	3,618	3,748

Total liabilities	130,359	125,899	128,791	113,087	109,553

Total stockholders’ equity	13,200	12,779	12,765	11,316	8,972

Total liabilities and stockholders’ equity	$143,559	$138,678	$141,556	$124,403	$118,525

Net interest income

Interest spread
Contribution of noninterest bearing sources of funds

Net interest margin

(a) Includes both portfolio loans and loans held for sale or securitization.

Interest					Average Rate

2007	2006	2005	2004	2003	2007	2006	2005	2004	2003

$2,151	$1,927	$1,388	$809	$733	7.54%	7.57%	5.84%	4.02%	3.69%
289	231	201	127	85	6.94	6.49	6.35	6.28	5.54
617	490	272	141	107	7.56	7.79	6.38	4.62	4.50
982	880	778	648	581	7.12	7.23	6.36	5.72	6.13
2,493	2,699	2,678	2,569	2,960	7.15	7.20	6.45	6.36	6.44
1,339	1,455	1,194	581	355	7.64	7.45	5.65	3.94	3.81
381	308	251	200	173	11.28	11.19	9.93	8.73	8.01
337	378	493	496	569	6.86	6.65	6.31	6.48	7.07

8,589	8,368	7,255	5,571	5,563	7.45	7.41	6.23	5.48	5.64

399	389	352	345	322	5.34	5.35	4.93	4.90	5.19
29	37	45	49	51	7.07	7.07	7.27	7.36	7.68

428	426	397	394	373	5.43	5.47	5.12	5.11	5.43

197	170	111	88	58	5.79	6.05	5.28	5.46	4.35

$9,214	$8,964	$7,763	$6,053	$5,994	7.28%	7.26%	6.15%	5.46%	5.61%

$1,092	$798	$488	$252	$257	3.14%	2.76%	1.71%	.87%	1.01%
32	11	10	9	11	1.26	.59	.44	.35	.45
1,291	936	642	467	506	4.85	4.31	3.44	3.14	3.69
189	276	203	50	34	5.26	5.00	3.33	1.64	1.23
386	399	261	118	84	4.77	4.66	2.97	1.32	1.20
98	147	134	71	114	5.18	5.08	3.34	1.45	1.44
174	138	76	23	19	4.22	3.96	2.28	.78	.63
109	103	68	15	18	4.97	4.67	3.01	1.03	1.20
1,418	1,522	1,154	588	587	5.52	5.07	3.52	2.45	2.36

$4,789	$4,330	$3,036	$1,593	$1,630	4.37%	4.11%	2.84%	1.74%	1.84%

$4,425	$4,634	$4,727	$4,460	$4,364

					2.91%	3.15%	3.31%	3.72%	3.77%
					.58	.60	.43	.30	.31

					3.49%	3.75%	3.74%	4.02%	4.08%

Net Interest Income

Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities used to fund those assets, including interest bearing deposits and other borrowings. The amount of net interest income is affected by both changes in the level of interest rates and the amount and composition of earning assets and interest bearing liabilities. Net interest income is evaluated through two statistics – interest spread and net interest margin. The difference between the yields on earning assets and the rates paid on interest bearing liabilities represents the interest spread. The net interest margin is the percentage of net interest income to average earning assets. Because noninterest bearing sources of funds, principally demand deposits and stockholders’ equity, also support earning assets, the net interest margin exceeds the interest spread.

To compare the tax-exempt asset yields to taxable yields, amounts are adjusted to the pretax-equivalent amounts based on the marginal corporate Federal tax rate of 35%. The tax-equivalent adjustments to net interest income for 2007, 2006, and 2005 were $29 million, $30 million, and $31 million, respectively. Average outstanding loan balances include nonperforming loans and loans held for sale or securitization. Average outstanding securities balances are computed based on amortized cost and exclude unrealized gains and losses on securities available for sale.

In order to manage exposure to changes in interest rates, the Corporation uses various types of derivative instruments. The effects of derivative instruments used to manage interest-rate risk associated with earning assets and interest bearing liabilities are included in interest income or expense of the hedged item and consequently affect the yields on those assets and liabilities. Further discussion of derivative instruments is included in Notes 1 and 25 to the Consolidated Financial Statements. A discussion of the effects of changing interest rates is included in the Market Risk section beginning on page 42.

Net interest income and net interest margin are also affected by amortization of fair value premiums and discounts recognized on earning assets and interest bearing liabilities of acquired businesses. Refer to Note 3 to the Consolidated Financial Statements for further discussion on acquisitions. These adjustments are amortized into interest income and expense based upon the estimated remaining lives of the assets and liabilities acquired.

The decrease in net interest income in 2007 compared to 2006 is a result of a lower margin partially offset by higher average earning assets. The lower margin in 2007 compared to 2006 reflects higher funding costs, primarily LIBOR-based funding, associated with a larger than expected balance sheet, narrower spreads on commercial and consumer loans, and lower levels of noninterest bearing funds. The decrease in net interest income in 2006 compared to 2005 resulted primarily from a decrease in average earning assets as a result of the decision to originate and sell out-of-footprint, broker-sourced nonprime mortgage loans and home equity lines and loans. The net interest margin in 2006 was relatively consistent with the prior year despite pressure on lending and deposit spreads due to a higher contribution from noninterest bearing sources of funds.

Further discussion of trends in the loan and securities portfolios and detail on the mix of funding sources is included in the Financial Condition section.

The following table shows changes in tax-equivalent interest income, interest expense, and tax-equivalent net interest income arising from volume and rate changes for major categories of earning assets and interest bearing liabilities. The change in interest not solely due to changes in volume or rates has been allocated in proportion to the absolute dollar amounts of the change in each.

	2007 vs 2006			2006 vs 2005
(In Millions)	Volume	Rate	Net Change	Volume	Rate	Net Change

Increase (decrease) in tax-equivalent interest income
Loans:
Commercial	$233	$(9)	$224	$100	$439	$539
Commercial leases	39	19	58	25	5	30
Commercial construction	146	(19)	127	129	89	218
Commercial real estate	117	(15)	102	(4)	106	102
Residential real estate	(189)	(17)	(206)	(236)	257	21
Home equity lines of credit	(149)	33	(116)	(90)	351	261
Credit card and other unsecured lines of credit	70	3	73	23	34	57
Other consumer	(51)	10	(41)	(134)	19	(115)
Securities available for sale	8	(6)	2	2	27	29
Federal funds sold, security resale agreements, and other investments	36	(9)	27	37	22	59

Total	$260	$(10)	$250	$(148)	$1,349	$1,201

Increase (decrease) in interest expense
Deposits:
NOW and money market accounts	$162	$132	$294	$5	$305	$310
Savings accounts	3	18	21	(2)	3	1
Consumer time deposits	211	144	355	105	189	294
Purchased deposits	(114)	14	(100)	(25)	236	211
Federal funds borrowed, security repurchase agreements, and borrowed funds	(19)	12	(7)	(29)	139	110
Long-term debt	(217)	113	(104)	(96)	464	368

Total	$26	$433	$459	$(42)	$1,336	$1,294

Decrease in tax-equivalent net interest income			$(209)			$(93)

Noninterest Income

Details of noninterest income follow:

(In Millions)	2007	2006	2005

Deposit service charges and fees	$905	$818	$740
Loan sale revenue	(38)	766	808
Loan servicing revenue	402	91	399
Trust and investment management fees	318	301	296
Brokerage revenue	189	158	159
Leasing revenue	178	228	267
Other service fees	143	139	129
Insurance revenue	133	129	103
Card-related fees	125	109	105
Principal investment gains, net	96	118	57
Securities gains	22	—	27
Derivatives (losses)/gains	—	(7)	64
Gain on divestitures	16	984	16
Other	117	185	134

Total noninterest income	$2,606	$4,019	$3,304

Deposit service revenue increased by $87 million, or 11%, compared to 2006 and by $165 million, or 22%, compared to 2005. The growth in deposit service revenue reflects growth in deposit accounts and fee-generating transactions including customer overdraft, nonsufficient funds, and debit card fees. Core deposits, excluding escrow funds, grew to $84.1 billion at December 31, 2007, up from $69.6 billion at December 31, 2006, and $64.8 billion at December 31, 2005. The increase reflects both internal growth and acquisitions.

Loan sale revenue includes gains/(losses) realized upon loan sale or securitization, fair value write-downs on loans held for sale, and derivative gains/(losses) for hedges of mortgage loans and mortgage loan commitments. Revenue by loan type is shown below:

(In Millions)	2007	2006	2005

Residential real estate	$(85)	$590	$752
Commercial loans	46	90	47
Other consumer loans	1	86	9

Total loan sale revenue	$(38)	$766	$808

During the last half of 2007, the markets for sale of many mortgage and home equity loans were disrupted. Potential buyers withdrew from the market given heightened concerns over credit quality of borrowers and continued deterioration in the housing markets. In response to these conditions, management curtailed the production of non-agency eligible mortgage and home equity products and transferred certain nonsalable loans to portfolio. Residential real estate loan production is now limited to agency-eligible mortgages.

Residential real estate loan sales produced a loss in 2007 due to net losses realized upon sale and fair value write-downs on loans held for sale. Profitability of residential real estate loan sales was adversely affected by a market imbalance between supply and demand for certain types of mortgage loans, higher trade fallout, and higher losses on scratch and dent sales. Margins realized on sales of prime mortgage loans were (.07)% in 2007 versus 1.01% in 2006 and .85% in 2005. Fair value write-downs recognized on mortgage loans held for sale were $216 million in 2007 and $67 million in 2006, with no such write-downs in 2005. Fair value was estimated based on market prices for recent sales of similar loans, along with pricing information received from potential third-party investors, taking into consideration loan specific delinquency and underwriting deficiencies, as well as other market observations. Residential real estate loans originated for sale decreased in 2007 due to the above factors, as well as the sale of the former First Franklin nonprime mortgage unit in late 2006. Loan sale revenue associated with First Franklin was $201 million in 2006 and $264 million in 2005, respectively.

Commercial loan sale revenue decreased in 2007 due to a lower volume of sales, as well as a $27 million nonrecurring gain on sale of certain commercial leases in the prior year.

Other consumer loan sales include home equity lines of credit, credit card, and student loans. Other consumer loan revenue decreased in 2007 compared to 2006 due to net losses on sales of home equity lines of credit. The markets for sale of home equity lines of credit were disrupted in 2007 as described above. As a result, the Corporation ceased production of home equity lines of credit through brokers. As of December 31, 2007, all home equity lines of credit that had been originated for sale had either been sold or transferred to portfolio. Prior to such transfer, fair value write-downs of $9 million were recognized to reduce the carrying value of these lines to their estimated market value. Other consumer loan revenue increased in 2006 compared to 2005 due to the decision made during 2005 to begin selling all new production of out-of-footprint, broker-originated home equity lines of credit. In addition, other consumer loan sale revenue for 2005 included a $29 million loss on the securitization of indirect automobile loans. The Corporation no longer originates indirect automobile loans.

Loan servicing revenue includes net contractual servicing fees, late fees, ancillary fees, servicing asset valuation adjustments, and gains/(losses) on derivatives and securities utilized to hedge mortgage servicing assets. The components of loan servicing revenue by product type follow:

(In Millions)	2007	2006	2005

Residential real estate	$226	$(73)	$302
Other consumer loans	164	154	86
Commercial	12	10	11

Total loan servicing revenue	$402	$91	$399

The components of residential real estate loan servicing revenue/(loss) were as follows:

(In Millions)	2007	2006	2005

Net contractual servicing fees	$534	$625	$532
Servicing asset time decay and payoffs(a)	(344)	(404)	(505)
MSR hedging gains (losses):
Servicing asset valuation changes	60	(2)	472
Losses on hedging instruments	(24)	(292)	(197)

Net MSR hedging gains (losses)	36	(294)	275

Total residential real estate servicing revenue (loss)	$226	$(73)	$302

(a)	Prior to January 1, 2006, time decay and payoffs were characterized as amortization of servicing assets.

The Corporation typically retains the right to service the mortgage loans it sells. Upon sale, the Corporation recognizes a mortgage servicing right (MSR), which represents the present value of the estimated net servicing cash flows to be realized over the estimated life of the underlying loan. The carrying value of MSRs was $2.5 billion at December 31, 2007 and $2.1 billion at December 31, 2006, respectively. On December 30, 2006, the Corporation’s nonprime mortgage servicing platform, National City Home Loan Services (NCHLS) and associated servicing assets of $223 million were sold. Residential real estate servicing revenue included NCHLS servicing revenue of $64 million in 2006 and $19 million in 2005.

Net contractual servicing fees decreased in 2007 as the 2006 amount included $126 million of fees associated with the NCHLS servicing platform. Excluding fees associated with NCHLS, net contractual servicing fees increased as compared to 2006 due to growth in the mortgage loan portfolio serviced for others. The unpaid principal balance associated with National City Mortgage (NCM) loans serviced for others was $179.4 billion and $162.3 billion at December 31, 2007 and 2006, respectively. Servicing asset time decay and payoffs represent the decrease in the MSR value due to the passage of time from both payoffs and regularly scheduled loan principal payments. Payoffs slowed in 2007 compared to prior years due to rising interest rates.

Net MSR hedging gains were $36 million in 2007, compared to losses of $294 million in 2006, and gains of $275 million in 2005. In 2006, the Corporation implemented a new prepayment forecasting model, which increased net MSR hedging losses by $56 million. In prior periods, a third-party model was utilized to forecast loan prepayments. Both models utilize empirical data drawn from the historical performance of the Corporation’s managed portfolio. However, the new model considers more loan characteristics in estimating future prepayment rates. In 2005, changes in the MSR valuation model increased loan servicing income by $39 million. Net MSR hedging gains and losses associated with the NCHLS servicing assets were not significant.

The value of MSRs is sensitive to changes in interest rates. In a low rate environment, mortgage loan refinancings typically increase, causing actual and expected loan prepayments to increase, which drives down the value of existing MSRs. Conversely, as interest rates rise, mortgage loan refinancings typically decline, causing actual and expected loan prepayments to decrease, which drives up the value of MSRs. The Corporation manages the risk associated with declines in the value of MSRs using derivative instruments and securities. Unrealized net gains associated with derivatives utilized to hedge MSRs were $146 million as of December 31, 2007. The ultimate realization of these gains can be affected by changes in interest rates, which may increase or decrease the ultimate cash settlement of these instruments.

Other consumer loans servicing revenue increased in 2007 compared to the prior two years due to growth in the serviced portfolio resulting primarily from recent loan sales and securitizations where the Corporation retained servicing rights. The Corporation began selling home equity lines of credit and home equity loans, on a servicing retained basis, in late 2005 and mid 2006, respectively. Servicing revenue was low in 2005 due to the effect of consumer bankruptcies on securitized credit cards.

Brokerage revenue increased compared to the prior two years due to higher commissions and lower trading losses. Leasing revenue declined in 2007 due to continued runoff of the leased automobile portfolio, which more than offset growth in the commercial leasing portfolio.

Card-related fees for 2007 increased by 15% compared to 2006 and 19% compared to 2005, mainly due to interchange fees driven by higher transaction volumes.

Principal investments represent direct investments in private and public companies and indirect investments in private equity funds. Principal investment gains include both market value adjustments and realized gains from sales of these investments, and can vary from year to year due to changes in fair value and decisions to sell versus hold various investments. Principal investment gains were lower in 2007 compared to the prior year due to a decrease in performance and lower realized gains on sale. Principal investment gains were higher in 2006 than 2005 due to better performance and higher realized gains on sale.

Derivative gains/(losses) include certain ineffective hedge gains/(losses) on derivatives designated as SFAS 133 qualifying hedges, and fair value adjustments on derivatives not designated as SFAS 133 qualifying hedges. These derivatives are held for trading purposes, to hedge the fair value of certain recognized assets and liabilities, and to hedge certain forecasted cash flows. Derivatives used to hedge mortgage loans held for sale and MSRs are presented within loan sale revenue and loan servicing revenue, respectively. In 2007 net gains were recognized on derivatives held for trading purposes. These net gains were offset by net losses due to fair value write-downs recognized on derivatives held for interest-rate risk management purposes which are not designated as SFAS 133 qualifying hedges.

Gain on divestitures for 2007 reflects the sale of three branches located in western Illinois. In 2006, the Corporation sold its First Franklin nonprime mortgage origination and related servicing platform for a realized gain of $984 million. The 2005 amount reflects the sale of Madison Bank & Trust.

Net security gains/(losses) and their effect on diluted net income per share are shown in the following table:

(In Millions, Except Per Share Amounts)	2007	2006	2005

Net gains/(losses):
Equity securities	$(4)	$5	$13
Debt securities	26	(5)	14

Net pretax gains	22	—	27
Tax provision	8	—	7

Effect on net income	$14	$—	$20

Effect on diluted net income per share	$.02	$—	$.03

In 2007, the loss on equity securities represents an other-than-temporary impairment on FNMA and FHLMC perpetual preferred securities. In prior years, equity securities gains were primarily associated with an internally managed portfolio of bank and thrift common stock investments. Debt securities gains/(losses) arise from the fixed income investment portfolio maintained for balance sheet management purposes. During 2007, certain fixed income investments used for balance sheet management purposes were sold, resulting in a realized gain.

There were no significant unusual items in other noninterest income in 2007 or 2005. Other noninterest income for 2006 included $36 million of income related to the release of a chargeback guarantee liability associated with a now-terminated credit card processing agreement.

Noninterest Expense

Details of noninterest expense follow:

(In Millions)	2007	2006	2005

Salaries, benefits, and other personnel	$2,580	$2,604	$2,560
Impairment, fraud & other losses	614	51	91
Third-party services	357	352	332
Equipment	335	326	303
Net occupancy	315	298	316
Marketing and public relations	157	148	165
Postage and supplies	146	140	143
Leasing expense	119	165	179
Insurance	89	112	60
Intangible asset amortization	81	47	52
State and local taxes	77	51	74
Travel and entertainment	77	77	85
Telecommunications	70	75	82
Card processing	32	28	21
Other	256	237	272

Total noninterest expense	$5,305	$4,711	$4,735

Comparisons of 2007 to prior years are affected by acquisitions which resulted in higher personnel costs, intangibles amortization and integration costs, as well as other unusual items discussed below. Acquisition integration costs were $68 million in 2007, $12 million in 2006, and $45 million in 2005.

Details of salaries, benefits, and other personnel expense follow:

(Dollars in Millions)	2007	2006	2005

Salaries and wages	$1,434	$1,424	$1,422
Incentive compensation	696	811	809
Deferred personnel costs	(302)	(403)	(457)
Contract labor	157	172	199
Payroll taxes	150	161	156
Medical and other benefits	137	154	144
Retirement plans	116	110	113
Stock-based compensation	76	68	57
Deferred compensation	(1)	42	16
Severance	83	30	61
Other personnel costs	34	35	40

Total salaries, benefits, and other personnel	$2,580	$2,604	$2,560

Full-time-equivalent employees at year end	32,064	31,270	34,270

Salaries, benefits, and other personnel costs decreased slightly in 2007 compared to 2006. Incentive compensation decreased based on lower mortgage loan originations, primarily from the sale of the First Franklin nonprime mortgage origination unit at the end of 2006. Deferred personnel costs decreased for the same reasons. Deferred compensation costs, which represent market value adjustments on deferred compensation liabilities, decreased in 2007 due to a decrease in the investment indices used to value these obligations. Severance costs increased in 2007 as a result of mortgage restructuring actions and reductions in corporate staff units. Contract labor decreased in 2007 from 2006 as a result of reduced mortgage production and general cost cutting. Medical and other benefits decreased in 2007 compared to 2006 as a result of a reduction in claims processed due to reduced staffing and the introduction of high deductible plans.

Salaries, benefits, and other personnel costs were relatively flat in 2006 compared to 2005. Deferred personnel costs decreased as a result of lower mortgage loan originations, which more than offset the increase in capitalized labor for internally developed software. Contract labor costs were lower in 2006 versus 2005 as the prior year included expenses related to contract programmers hired to develop new systems and temporary help engaged in acquisition integration activities. Market valuation adjustments on deferred compensation liabilities increased compared to 2005 due to increases in the investment indices used to value these obligations. Severance costs were lower in 2006 as 2005 included a $43 million charge related to the elimination of a number of management positions.

Impairment, fraud, and other losses increased in 2007 compared to 2006 and 2005. The Corporation recorded $289 million in indemnification charges in 2007 for its obligation as a Visa member with respect to Visa’s third-party litigation. The restructuring and downsizing of the mortgage business led to a goodwill impairment charge of $181 million and asset impairment charges of $44 million in 2007. A litigation settlement for $25 million also contributed to higher losses in 2007. There were no unusual items recorded in 2006. Impairment, fraud and other losses for 2005 included an $18 million impairment charge on several underutilized buildings which were sold.

Equipment costs increased in 2007 compared to 2006 due to technology and software upgrades as well as costs associated with recent acquisitions. Equipment costs increased in 2006 compared to 2005 due to increases in maintenance contract costs, software license fees, and technology upgrade costs.

Net occupancy costs increased in 2007 compared to 2006 due to higher depreciation expense, building operating costs, and maintenance expenses as a result of recent acquisitions. Net occupancy expense decreased in 2006 compared to the prior year due to a $29 million one-time adjustment for lease accounting in 2005.

Marketing and public relations increased in 2007 compared to 2006 as a result of increased Internet advertising, as well as print, radio and outdoor advertisements in new markets, primarily Florida. Marketing and public relations decreased in 2006 as 2005 included contributions of appreciated securities to the Corporation’s charitable foundation in the amount of $30 million, with no similar contributions in either 2007 or 2006. Partially offsetting this decrease were higher advertising costs during 2006 associated with promoting loan and deposit products, along with the points from National City ® rewards program. Leasing expense decreased in 2007 compared to 2006 and 2005 as a result of a lower portfolio of equipment leased to others. The leased automobile portfolio continues to liquidate.

Insurance expense decreased in 2007 compared to 2006 due to lower private mortgage insurance costs on liquidating residential real estate and consumer loan portfolios. Insurance expense increased in 2006 compared to 2005 due to an increased percentage of insured mortgage and consumer loans.

Intangible asset amortization increased in 2007 compared to 2006 and 2005 related to core deposits amortization related to recent acquisitions, primarily Fidelity and MAF. Intangible asset amortization decreased in 2006 compared to 2005 as certain intangible assets reached the end of their amortization period.

State and local nonincome tax expense was lower in 2006 than either 2007 or 2005 mainly to reversals of previously established reserves that were no longer required.

The increase in other noninterest expense in 2007 compared to 2006 was due to higher costs associated with foreclosure properties of $55 million due to fair value write-downs and losses on disposition as well as, increased foreclosure expenses. Other noninterest expense decreased in 2006 compared to the prior year due to $24 million of lower foreclosure losses and $9 million of lower minority ownership expenses.

The efficiency ratio, equal to noninterest expense as a percentage of tax-equivalent net interest income and total fees and other income, was 75.46% in 2007, 54.45% in 2006, and 58.95% in 2005. The higher efficiency ratio in 2007 compared to 2006 was the result of the large impairment and other losses mentioned above, combined with lower noninterest income, driven by lower loan sale revenues and lower gains on divestitures. The lower efficiency ratio in 2006 was primarily related to higher noninterest income which reflects higher loan sale revenue and the gain on sale of First Franklin.

Income Taxes

The effective tax rate was 15% in 2007 versus 33% in both 2006 and 2005. The lower tax rate in 2007 resulted from fixed amounts of favorable tax credits and other adjustments representing a larger percentage of income tax expense in

2007 due to lower earnings. The tax provisions for 2007, 2006, and 2005 included net tax benefits of $5 million, $23 million and $7 million, respectively, related to the reorganization of certain subsidiaries, the resolution of certain tax contingencies as well as federal and state audit claims, and provision true-ups associated with the completion of the actual tax returns. A reconciliation of the effective tax rate to the statutory rate is included in Note 21.

Line of Business Results
The Corporation’s businesses are organized by product and service offerings as well as the distribution channels through which these products and services are offered. Effective January 1, 2008, the liquidating portfolio associated with the former National Home Equity unit was reclassified to Parent and Other consistent with the way it is now managed. Effective January 1, 2007, the Corporation implemented a reorganization of its management structure resulting in the following five reportable segments: Retail Banking, Commercial Banking-Regional, Commercial Banking-National, Mortgage Banking, and Asset Management. Further discussion of the activities of each of these businesses is presented in Note 27. All revenues and expenses not directly associated with or allocated to these segments are reported within Parent and Other. Parent and Other also include revenues and expenses associated with discontinued products or services, including the former First Franklin and National Home Equity units, and the related liquidating portfolios.
Summary results of operations for each business and related discussion follows. Net interest income is presented on a tax-equivalent basis in the tables below. Comparisons of current year results to prior periods are affected by recent acquisition and divestiture activities, as well as unusual or nonrecurring transactions as described below.
Retail Banking: This business provides banking products and services to consumers and small businesses within National City’s nine-state footprint.

(In Millions)	2007	2006	2005

Net interest income	$2,304	$1,996	$1,906
Provision for loan losses	289	183	252
Noninterest income	1,189	1,060	955
Noninterest expense	2,020	1,733	1,607
Net income	716	700	616

Net interest income increased in 2007 due to growth in average outstanding loans and deposits, partially offset by lower loan spreads. Average loans outstanding were $25.1 billion in 2007, $21.9 billion in 2006 and $21.4 billion in 2005. Average core deposits were $65.9 billion for 2007, $55.2 billion for 2006, and $52.6 billion for 2005. Both loans and deposits grew from expansion of customer relationships, new customers, and acquisitions. Net interest margin was 3.23% in 2007, down compared to the prior two years due primarily to narrower spreads on loans. The provision for loan losses increased compared to 2006 due primarily to growth in the loan portfolio. In addition, 2006 benefited from lower credit losses following the change in consumer bankruptcy laws in late 2005, as well as enhancements to the process of estimating losses on other consumer revolving credit. Noninterest income increased in 2007 due to higher deposit and other service fees, as well as higher brokerage revenue. The growth in deposit service fees reflects a higher volume of fee-generating transactions due to household growth and acquisitions. The increase in brokerage revenue reflects higher business volumes. Noninterest income for 2007 included a $16 million gain realized on the sale of three branches. A similar gain was realized on branch sales in 2005. Noninterest expense increased in 2007 due to higher personnel and other operating expenses associated with increased business volumes.
Commercial Banking — Regional: This business provides banking products and services to large and medium-sized companies within National City’s nine-state footprint.

(In Millions)	2007	2006	2005

Net interest income	$1,099	$1,076	$1,034
Provision (benefit) for loan losses	134	68	(11)
Noninterest income	234	222	216
Noninterest expense	547	513	474
Net income	402	443	486

Net interest income increased compared to the prior two years due to growth in loans outstanding. Average loans outstanding were $33.2 billion in 2007, $29.9 billion in 2006, and $28.2 billion in 2005. Net interest margin was 3.02% in 2007, down from the prior two years due to narrower loan spreads. The provision for loan losses increased in 2007 primarily due to growth in the loan portfolio and higher probable credit losses associated with loans to regional residential real estate developers. Noninterest income increased compared to the prior two years due primarily to higher deposit and commercial card fees. Noninterest expense increased in 2007 compared to the prior two years primarily due to higher personnel costs and other expenses associated with higher business volumes.
Commercial Banking – National: This business provides banking products and services to targeted customer segments in selected industries or distribution channels, as well as to corporate customers outside of National City’s branch footprint.

(In Millions)	2007	2006	2005

Net interest income	$474	$456	$452
Provision for loan losses	59	3	2
Noninterest income	472	525	385
Noninterest expense	432	406	330
Net income	286	372	316

Net interest income increased in 2007 on higher loans outstanding. Average loans outstanding were $15.4 billion in 2007, $13.0 billion in 2006 and $10.9 billion in 2005. Net interest margin was 2.68% in 2007, down compared to the prior two years due to narrower spreads on loans. The provision for loan losses increased in 2007 which largely reflects higher probable credit losses for national residential real estate developers, as well as growth in the portfolio. Noninterest income decreased in 2007 compared to the 2006 due to lower loan sales and principal investment gains, partially offset by higher brokerage revenue. Loan sale revenue for 2006 included a $27 million gain on sale of commercial leases. Principal investments gains were $96 million in 2007 compared to $122 million in 2006. Noninterest income increased compared to 2005 due primarily to higher business volumes and the aforementioned principal investment gains. Noninterest expense increased in 2007 compared to the prior year due to higher personnel costs and operating expenses associated with new business.
Mortgage Banking: This business originates and services residential mortgage loans within National City’s banking footprint and nationally. During 2007, unprecedented disruption occurred in the capital markets resulting in an inability to sell many nonagency eligible mortgage and home equity products. In response to these conditions, management ceased or limited production of these products and transferred nonsalable loans to portfolio. Mortgage Banking’s results for 2007 were affected by these adverse market conditions, restructuring activities, and the settlement of litigation.

(In Millions)	2007	2006	2005

Net interest income	$344	$252	$368
Provision for loan losses	224	25	37
Noninterest income	222	279	867
Noninterest expense	1,001	667	758
Net (loss) income	(459)	(100)	287

Net interest income increased in comparison to 2006 due to higher average loans outstanding, but decreased compared to 2005 due to lower loan spreads and higher nonperforming assets. Average loans outstanding were $16.6 billion in 2007, $9.5 billion in 2006 and $11.4 billion in 2005. Average loans outstanding grew in 2007 due to disruptions in the capital markets resulting in an inability to sell certain mortgage products. Net interest margin was 1.74% in 2007, down compared to the prior two years due to narrower loan spreads. The higher provision for loan losses in 2007 reflects higher estimated probable credit losses on portfolio loans, particularly for residential construction loans. Delinquencies, nonperforming assets and net charge-offs have all increased in comparison to prior years. Declining real estate values have adversely affected the ability of these borrowers to repay their loans.

Noninterest income decreased in comparison to the prior two years due to adverse mortgage market conditions. Net loan sale losses were $(77) million in 2007, versus net loan sale revenues of $325 million in 2006 and $488 million in 2005. Fair value write-downs of $184 million were recognized in 2007 on loans held for sale due to deteriorating market values, failed trades and trade kick-outs. Loan servicing revenue/(loss) was $226 million in 2007, compared to $(137) million in 2006, and $283 million in 2005. The unpaid principal balance associated with loans serviced for others grew to $179.4 billion at December 31, 2007, up from $162.3 billion at December 31, 2006 and $159.6 billion at December 31, 2005. Included within loan servicing revenue were net MSR hedging gains/(losses) of $36 million in 2007, $(276) million in 2006 and $286 million in 2005. Net MSR hedging results are affected by changes in the relationship between mortgage rates, which affect the value of MSRs, and swap rates, which affect the value of some of the derivatives used to hedge MSRs. During 2007, this spread widened in comparison to the prior year. In 2006, net MSR hedging losses for 2006 included a $56 million fair value write-down associated with implementing a new prepayment model. In 2005, changes in the MSR valuation model increased net MSR hedging gains by $39 million.
Noninterest expense increased in 2007 due to goodwill and other asset impairment charges of $224 million, severance costs of $28 million, and settlement of litigation for $25 million. In the last half of 2007, restructuring of this business reduced staffing to 5,857 employees down from 6,885 employees a year earlier.
Effective January 1, 2006, the Corporation prospectively changed its internal methodology for assigning interest credit on mortgage escrow accounts from a short-term rate to a longer-term swap rate to better reflect the duration of these accounts. Had this same methodology been applied in 2005, net income would have been higher by approximately $16 million.
Asset Management: This segment includes both institutional asset management and personal wealth management services.

(In Millions)	2007	2006	2005

Net interest income	$139	$130	$118
Provision for loan losses	12	3	8
Noninterest income	376	353	344
Noninterest expense	343	322	326
Net income	100	98	80

Net interest income increased compared to 2006 and 2005 due to higher average loans and deposits. Average outstanding loans were $3.8 billion in 2007, $3.4 billion in 2006, and $3.1 billion in 2005. Average core deposits were $2.8 billion in 2007, $2.0 billion in 2006, and $1.9 billion in 2005. Net interest margin was 3.36% for 2007, down compared to the prior two years due to narrower spreads on both loans and deposits. The provision for loan losses increased in 2007 due to a few problem accounts and higher loan balances. In addition, the 2006 provision for loan losses was low due to enhancements in the process of estimating credit losses on consumer revolving loans. Noninterest income increased in 2007 due to higher trust and investment management fees, and to a lesser extent, higher brokerage revenues. Noninterest expense increased in 2007 on higher personnel costs associated with increased business volumes. Assets under administration grew to $114.8 billion at December 31, 2007, up from $112.2 billion at December 31, 2006.
Parent and Other: Parent and Other includes the results of investment funding activities, liquidating portfolios associated with certain discontinued businesses, unallocated corporate income and expense, intersegment revenue and expense eliminations, and reclassifications. Parent and Other also includes the historical operating results of the former First Franklin and National Home Equity units, as well as acquisition integration costs and other unusual or infrequently occurring items.

(In Millions)	2007	2006	2005

Net interest income	$65	$725	$848
Provision for loan losses	607	205	12
Noninterest income	113	1,580	537
Noninterest expense	963	1,071	1,239
Net (loss) income	(731)	787	200

Net interest income decreased in 2007 versus the prior two years due to lower net interest income from liquidating portfolios and higher debt and funding costs. Average loans outstanding were $21.1 billion in 2007, $35.1 billion in the preceding year, and $41.4 billion two years ago. The provision for loan losses in this segment includes estimated probable credit losses on liquidating loan portfolios, eliminations of provisions recognized in other segments on securitized loans, and the reclassification of the provision for reinsurance losses which is recorded in noninterest expense within the Retail Banking segment. The higher provision for credit losses in 2007 reflects continued deterioration in the credit quality of the nonconforming mortgage and home equity portfolios.
Noninterest income includes operating (losses)/revenues associated with the Corporation’s former First Franklin and National Home Equity units of $(34) million in 2007, $350 million in 2006, and $249 million in 2005. In addition, noninterest income for 2006 included a $984 million pre-tax gain on the sale of the First Franklin unit. Fair value write-downs on nonconforming mortgage and home equity held for sale were $36 million in 2007, $85 million in 2006, with no such losses in 2005. The release of a chargeback guarantee liability in 2006 benefited noninterest income by $36 million while the securitization of indirect automobile loans in 2005 reduced noninterest income by $29 million.
Noninterest expenses were lower in 2007 than the prior two years due to the sale of First Franklin in late 2006 and the shutdown of National Home Equity in August 2007. These units had noninterest expense of $85 million, $662 million, and $529 million in 2007, 2006 and 2005, respectively. Noninterest expense for 2007 included $289 million of Visa indemnification losses. Noninterest expense in 2007 and 2006 benefited from a reclassification of Retail Banking’s reinsurance losses to the provision for credit losses of $48 million and $79 million, respectively. Noninterest expense for 2005 included net nonrecurring charges of $55 million for charitable contributions, impairment charges and other matters. Severance costs were $71 million in 2007, $33 million in 2006, and $68 million in 2005. Net income tax benefits/(provision) were $5 million, $13 million, and $(6) million in 2007, 2006, and 2005, respectively, from return-to-provision true-ups, the reorganization of certain subsidiaries, as well as the resolution of tax contingencies.

Financial Condition

Portfolio Loans: End-of-period and average portfolio loan balances by category follow:

(In Millions)	2007	2006	2005	2004	2003

As of December 31:
Commercial	$30,914	$26,969	$24,026	$22,324	$17,737
Commercial leases	4,437	4,083	3,546	2,836	1,427
Commercial construction	9,051	7,160	5,344	3,483	2,766
Commercial real estate	14,883	12,436	12,407	12,193	9,828
Residential real estate	30,243	21,882	30,846	29,838	26,917
Home equity lines of credit	18,080	14,595	21,439	19,018	11,016
Credit card and other unsecured lines of credit	3,915	3,007	2,612	2,414	2,324
Other consumer	4,499	5,360	5,819	8,165	7,329

Total portfolio loans	$116,022	$95,492	$106,039	$100,271	$79,344

Average:
Commercial	$28,440	$25,417	$23,730	$20,079	$19,852
Commercial leases	4,168	3,566	3,171	2,024	1,538
Commercial construction	8,151	6,286	4,264	3,062	2,383
Commercial real estate	13,522	12,062	12,033	11,162	9,483
Residential real estate	26,035	26,632	30,941	28,324	23,261
Home equity lines of credit	15,488	17,128	21,118	14,743	9,293
Credit card and other unsecured lines of credit	3,285	2,626	2,381	2,286	2,155
Other consumer	4,907	5,673	7,637	7,527	7,906

Total portfolio loans	$103,996	$99,390	$105,275	$89,207	$75,871

National City’s commercial and commercial real estate portfolios represent a broad and diverse customer base comprising over 900 different standard industrial classifications. The customer base is geographically dispersed within National City’s nine-state footprint and in selected national accounts. The Corporation has no loans to borrowers in similar industries that exceed 10% of total loans. The following table summarizes the major industry categories and exposure to individual borrowers for commercial, commercial leases, commercial construction, and commercial real estate as of December 31, 2007.

	Outstanding	% of	Average Loan Balance	Largest Loan to a Single
(Dollars in Millions)	Balance	Total	Per Obligor	Obligor

Real estate	$19,553	33%	$1.1	$67
Consumer cyclical	9,604	16	1.1	96
Industrial	7,574	13	1.5	171
Consumer noncyclical	6,511	11	.6	46
Basic materials	4,108	7	1.8	67
Financial	4,154	7	2.3	150
Services	2,138	3	.5	56
Energy and utilities	1,103	2	1.4	35
Technology	575	1	3.6	45
Miscellaneous	3,965	7	.3	105

Total	$59,285	100%

Commercial: The commercial loan category includes loans to a wide variety of businesses across many industries and regions. Included in this category are loans directly originated by National City and syndicated transactions originated by other financial institutions. The Corporation’s commercial lending policy requires each loan, regardless of whether it is directly originated or purchased through syndication, to have viable repayment sources. The risks associated with loans in which National City participates as part of a syndicate of financial institutions are similar to those of directly originated commercial loans; however, additional risks may arise from National City’s limited ability to control actions of the syndicate.

Commercial loans are evaluated for the adequacy of repayment sources at the time of approval and are regularly reviewed for any possible deterioration in the ability of the borrower to repay the loan. In certain instances, collateral is required to provide an additional source of repayment in the event of default by a commercial borrower. The structure of the collateral package, including the type and amount of the collateral, varies from loan to loan depending on the financial strength of the borrower, the amount and terms of the loan, and the collateral available to be pledged by the borrower. Credit risk for commercial loans arises from borrowers lacking the ability or willingness to repay the loan, and in the case of secured loans, by a shortfall in the collateral value in relation to the outstanding loan balance in the event of a default and subsequent liquidation of collateral.

Commercial loans increased over the past several years due to a favorable economy, continued growth in existing markets, acquisitions, and expansion into new markets.

A distribution of commercial loans by maturity and interest rate at December 31, 2007 follows:

	One Year	One to Five	Over Five
(In Millions)	or Less	Years	Years	Total

Variable-rate	$7,833	$15,350	$3,261	$26,444
Fixed-rate	1,087	2,362	1,021	4,470

Total	$8,920	$17,712	$4,282	$30,914

Commercial leases: The lease portfolio represents a diversified customer base in energy, steel, automotive, manufacturing, transportation, and other capital-intensive industries, covering a broad range of equipment, including transportation, manufacturing, technology, aircraft, material handling, construction, office equipment, and other equipment types. Commercial leases are governed by the same lending policies and are subject to the same credit risk as described for commercial loans. The commercial lease portfolio has increased over the last several years due to new business generation and general economic conditions, as well as acquisitions.

Commercial Construction: The commercial construction loan category includes loans originated to developers of real estate to finance the construction of commercial and residential real estate properties. Commercial construction loans are transferred to the commercial real estate portfolio upon completion of the property under construction and satisfaction of all terms in the loan agreement. Commercial construction loans are governed by the same lending policies and are subject to the same credit risk as described for commercial loans. Growth in the commercial construction balances during 2007 and 2006 resulted from favorable economic conditions which drive higher originations from new construction and higher borrowing levels from existing customers.

A distribution of commercial construction loans by maturity and interest rate at December 31, 2007 follows:

	One Year	One to Five	Over Five
(In Millions)	or Less	Years	Years	Total

Variable-rate	$3,887	$3,698	$395	$7,980
Fixed-rate	568	287	216	1,071

Total	$4,455	$3,985	$611	$9,051

Commercial Real Estate: The commercial real estate category includes mortgage loans to developers and owners of commercial real estate. Origination activities for commercial real estate loans are similar to those described above for the commercial construction portfolio. Lending and credit risk policies for commercial real estate loans are governed by the same policies as for the commercial portfolio. The balance of the commercial real estate portfolio increased in 2007 mainly due to acquisitions. Prior to 2007, the balance remained relatively stable.

A distribution of commercial real estate loans by maturity and interest rate at December 31, 2007 follows:

	One Year	One to Five	Over Five
(In Millions)	or Less	Years	Years	Total

Variable-rate	$1,747	$4,004	$2,249	$8,000
Fixed-rate	719	4,048	2,116	6,883

Total	$2,466	$8,052	$4,365	$14,883

Residential Real Estate: The residential real estate category includes consumer loans secured by residential real estate, including home equity installment loans. The Corporation’s residential real estate lending policies require all loans to have viable repayment sources. Residential real estate loans are evaluated for the adequacy of these repayment sources at the time of approval, using such factors as credit scores, debt-to-income ratios, and collateral values. Credit risk for residential real estate loans arises from borrowers lacking the ability or willingness to repay the loans, or by a shortfall in the value of the residential real estate in relation to the outstanding loan balance in the event of a default and subsequent liquidation of the real estate collateral. These loans were originated by National City Mortgage as well as the former National Home Equity and First Franklin units. Residential real estate loans are categorized as prime mortgages, nonprime mortgages, or home equity installment loans.

End-of-period and average residential real estate portfolio loan balances by category follow:

(In Millions)	2007	2006	2005

As of December 31:
Prime mortgages	$15,349	$7,963	$5,646
Nonprime mortgages	6,012	7,486	18,688
Home equity installment	8,882	6,433	6,512

Total residential real estate portfolio loans	$30,243	$21,882	$30,846

Average:
Prime mortgages	$11,570	$5,883	$6,000
Nonprime mortgages	7,086	14,396	18,889
Home equity installment	7,379	6,353	6,052

Total residential real estate portfolio loans	$26,035	$26,632	$30,941

Prime mortgage loans principally reflect mortgage loans originated in accordance with underwriting standards set forth by the government-sponsored entities (GSEs) of the Federal National Mortgage Association (FNMA), the Federal Home Loan Mortgage Corporation (Freddie Mac), and the Government National Mortgage Association (GNMA). Prime mortgage production is generally sold in the secondary mortgage market primarily to the GSEs, the Federal Home Loan Banks (FHLB), and third-party loan investors. These loans are generally collateralized by one-to-four-family residential real estate, have loan-to-collateral value ratios of 80% or less, and are made to borrowers in good credit standing. The Corporation originates prime loans through retail mortgage offices located throughout the United States and through National City Bank branches located within the Corporation’s nine-state footprint. In 2007, the Corporation terminated broker-based wholesale mortgage lending.

In the last half of 2007, certain prime mortgage loans, including jumbo mortgage loans and loans with nonstandard documentation, were not readily salable as concerns about the credit quality of subprime mortgages spread to other mortgage products. The increase in prime mortgage loans during 2007 reflects loans added with recent acquisitions and transfers of formerly held for sale mortgages of $1.8 billion to portfolio.

Nonprime mortgage loans, which include both first and second lien mortgages, were originated by the Corporation’s former First Franklin unit which was sold in late 2006. Nonprime mortgage loans were generally not readily salable in the secondary market to the GSEs for inclusion in mortgage-backed securities due to the credit characteristics of the borrower, the underlying documentation, the loan-to-value ratio, or the size of the loan, among other factors. However, prior to 2007, these loans were generally salable to other third-party investors. Nonprime mortgage loans included interest-only loans and loans with various borrower documentation levels. The Corporation has never offered mortgages with negative amortization. Third-party credit scores were incorporated into the lending guidelines along with loan amount, loan-to-value, and loan purpose. These loans were originated principally through wholesale channels, including a national network of brokers and mortgage bankers. Loan production was primarily located in the West Coast and East Coast markets.

The decrease in the nonprime mortgage portfolio in 2007 resulted from ongoing pay downs and payoffs, partially offset by the transfer back to portfolio of approximately $1.6 billion of such loans previously held for sale. Management forecasts that the average runoff of this portfolio will approximate $150-200 million per month in 2008. As of December 31, 2007, interest-only and second-lien loans comprised 21% and 25% of the portfolio, respectively. The average FICO scores associated with first-lien and second-lien loans were 616 and 637, respectively, at December 31, 2007. Credit risk related to these loans is mitigated through the use of lender-paid mortgage insurance and a credit risk transfer agreement. As of December 31, 2007, approximately 70% of the remaining nonprime mortgage loan portfolio was covered by some form of credit protection. See Credit Risk discussion on page 35.

The residential real estate portfolio also includes prime-quality home equity installment loans. These loans were originated through the National City Bank branch network, and on a nationwide basis via mortgage offices and the former National Home Equity unit. The Corporation does not originate interest-only or pay-option ARM installment loans. Since late 2005, all originations of broker-sourced home equity loans were for sale. In late 2007, the Corporation halted originations of broker-sourced home equity loans and transferred $2.4 billion of such loans to portfolio. During both 2007 and 2006, $2.3 billion of broker-sourced home equity loans were sold. As of December 31, 2007, broker-sourced loans represented $3.7 billion of the home equity portfolio, with the top five states being: California (31%), Florida (7%), New York (6%), Washington (5%), and Arizona (5%). The average borrower FICO score of broker-sourced home equity loans was 725 at December 31, 2007. The home equity installment loan portion of the portfolio increased during 2007 as $2.4 billion of broker-sourced loans were transferred to portfolio from held for sale due to unfavorable market conditions in late 2007. Management forecasts that the average runoff of the remaining portfolio will approximate $100 million per month in 2008.

Home Equity Lines of Credit: The home equity category consists mainly of revolving lines of credit secured by residential real estate. Home equity lines of credit are generally governed by the same lending policies and subject to credit risk as described above for prime mortgage loans. These loans were originated directly through National City Bank branches, as well as on a nationwide basis through mortgage offices and by the former National Home Equity unit. As described above, originations of broker-sourced home equity lines of credit ceased in August 2007. Broker-sourced lines represented $7.5 billion of the home equity line of credit portfolio at December 31, 2007 with California (29%), New York (10%), Florida (6%), Maryland (5%), and Virginia (5%) representing the top five lending states. The average borrower FICO score for broker-sourced lines was 725 as of December 31, 2007. The portfolio of home equity lines of credit increased during 2007 as $3.0 billion of this product was transferred to portfolio from held for sale due to unfavorable market conditions in the last half of 2007. Management expects this portfolio to decrease in future periods as the broker-sourced portion of the portfolio runs off. The average run-off of this portfolio is expected to approximate $70-75 million per month in 2008. Prior to 2006, the home equity line of credit portfolio increased annually as substantially all production was originated for portfolio, and favorable interest rates spurred record production levels.

Credit Cards and Other Unsecured Lines of Credit: This category includes the outstanding balances on open-ended credit card accounts and unsecured personal and business lines of credit. Credit card loans are typically unsecured and are generally governed by similar lending policies and credit risk as described for residential real estate and consumer loans. The increase in credit cards and other unsecured lines of credit over the past two years was reflective of new products, targeted marketing through the branch network, and greater usage.

Other Consumer: Other consumer loans include indirect installment loans, automobile leases, and student loans. These loans are generally governed by the same lending policies as described for residential real estate. Credit risk for consumer loans arises from borrowers lacking the ability or willingness to repay the loan, and in the case of secured loans, by a shortfall in the value of the collateral in relation to the outstanding loan balance in the event of a default and subsequent liquidation of collateral. The primary reason for the decline in other consumer loans in 2007 was the continued run-off of liquidating portfolios which include indirect automobile loans, automobile leases, and other recreational vehicle loans. The decline in other consumer loans in 2006 and 2005 was primarily the result of the securitization of automobile loans of $2.2 billion in late 2005 and $890 million in 2004.

Loans Held for Sale or Securitization: End-of-period and average loans held for sale or securitization follow:

(In Millions)	2007	2006	2005	2004	2003

As of December 31:
Commercial	$41	$34	$11	$24	$16
Commercial real estate	508	177	35	546	—
Residential real estate	3,741	9,328	9,192	11,860	14,497
Automobile	—	—	—	—	854
Credit card	—	425	425	—	—
Student loans	—	1	4	—	—
Home equity lines of credit	—	2,888	—	—	—

Total loans held for sale or securitization	$4,290	$12,853	$9,667	$12,430	$15,367

Average:
Commercial	$79	$41	$18	$28	$13
Commercial real estate	278	111	198	164	—
Residential real estate	8,842	10,859	10,547	12,071	22,671
Automobile	—	—	179	132	153
Credit card	91	124	142	—	—
Student loans	1	7	2	—	—
Home equity lines of credit	2,045	2,405	4	—	—

Total loans held for sale or securitization	$11,336	$13,547	$11,090	$12,395	$22,837

In the last half of 2007, the markets for sale of mortgage loans were severely disrupted. As a result, the Corporation was unable to sell certain nonagency-eligible mortgage loans and home equity loans and lines of credit that had been originated for sale, and these loans were transferred into portfolio. Substantially all originations of residential real estate mortgages other than agency-eligible products have been curtailed. During 2007, the Corporation transferred into portfolio $5.8 billion of residential real estate loans and $3.0 billion of home equity lines of credit. At December 31, 2007, $1.1 billion of nonagency-eligible mortgages loans remained in residential real estate loans held for sale and are deemed readily salable. The decrease in loans held for sale or securitization was also due to the sale of the First Franklin nonprime mortgage origination and sales platform during late 2006.

The Corporation has originated certain nontraditional interest-only and payment option adjustable-rate mortgage (ARM) loans, which allow borrowers to exchange lower payments during an initial period for higher payments later. The loans were made to prime borrowers and underwritten in accordance with bank regulatory guidelines, which include evaluating borrower repayment capacity based on the fully indexed rate and a fully amortizing repayment schedule. In 2007, originations of interest-only loans represented approximately 28% of total production, and payment-option ARMs less than one percent. All interest-only and payment option ARM production is sold into the secondary mortgage market.

As of December 31, 2006 and 2005, $425 million of credit card loans were classified as held for sale awaiting securitization.

During 2007, 2006, and 2005, the Corporation sold $3.4 billion, $5.5 billion, and $1.4 billion, respectively, of broker-sourced home equity lines of credit. Prior to 2005, all such loans were originated for portfolio. The increase in average loans held for sale or securitization in 2006 was primarily due to the implementation of the originate-and-sell strategy for nonprime mortgage loans and home equity lines and loans. Also, in 2006, the Corporation made a strategic decision to sell a large pool of nonprime mortgage loans from portfolio. At December 31, 2006, $1.6 billion of these loans remained in held for sale pending the resolution of documentation defects identified during due diligence by potential purchasers. During early 2007, these loans were transferred back into portfolio due to poor market conditions.

The decrease in average loans held for sale or securitization in 2005 and 2004 was primarily the result of lower mortgage production.

Securities: Securities balances at December 31 follow:

(In Millions)	2007	2006	2005	2004	2003

U.S. Treasury	$1,056	$1,051	$993	$410	$625
Federal agency	262	250	181	243	12
Mortgage-backed securities	6,610	5,306	5,437	6,309	3,928
Asset-backed and corporate debt securities	204	175	246	510	931
States and political subdivisions	382	500	608	705	672
Other securities	194	221	416	423	154

Total amortized cost	$8,708	$7,503	$7,881	$8,600	$6,322

Total fair value	$8,731	$7,509	$7,875	$8,765	$6,525

The increase in the securities portfolio in 2007 resulted primarily from recent acquisitions. The decrease in the securities portfolio in 2006 and 2005 resulted from sales and principal pay downs of mortgage-backed securities, state and political subdivision securities, and asset-backed securities, partially offset by increases in U.S. Treasury securities. In 2006, $737 million of mortgage-backed securities were sold as part of a program to reduce interest-rate risk associated with optionality embedded in other balance sheet products, including securities, loans and deposits. At December 31, 2007, the securities portfolio had net unrealized gains of $23 million. The weighted-average yield of debt securities included in the portfolio at December 31, 2007 and 2006 was 5.31% and 5.11%, respectively, computed on a tax-equivalent basis.

Funding: Detail of average deposit and borrowed funds balances follows:

(In Millions)	2007	2006	2005	2004	2003

Noninterest bearing	$16,824	$16,814	$18,257	$17,763	$17,203
NOW and money market	34,769	28,900	28,589	28,897	25,378
Savings	2,540	1,970	2,361	2,583	2,423
Consumer time	26,632	21,711	18,662	14,875	13,729

Core deposits	80,765	69,395	67,869	64,118	58,733

Other deposits	3,590	5,512	6,087	3,062	2,752
Foreign deposits	8,095	8,553	8,787	8,946	7,002

Purchased deposits	11,685	14,065	14,874	12,008	9,754

Total deposits	92,450	83,460	82,743	76,126	68,487

Short-term borrowings	8,212	8,574	9,591	9,315	12,464
Long-term debt	25,657	30,013	32,752	24,028	24,854

Total deposits and borrowed funds	$126,319	$122,047	$125,086	$109,469	$105,805

Average funding balances increased in 2007 due to growth in the loan portfolio. In 2006, average funding balances decreased due to lower loan portfolio balances resulting from the originate-and-sell strategy.

Interest bearing core deposits, such as NOW and money market deposits and consumer time deposits, have increased as a percentage of total core deposits due to recent acquisitions and consumer preferences for interest bearing products in a higher rate environment. Consumer time deposits consist primarily of certificates of deposit sold to retail banking customers.

The growth in core deposits during 2007 and 2006 includes deposit balances from acquisitions. In addition, core deposit growth over the past few years reflects household growth and expansion of relationships per household. Mortgage banking-related escrow deposits averaged $3.7 billion, $4.1 billion, and $4.6 billion in 2007, 2006, and 2005, respectively.

Other deposits consist principally of deposits acquired through third-party brokers and other noncore certificates of deposit. Other certificates of deposit are issued primarily to commercial customers, including trusts and state and political subdivisions. The need for brokered deposits decreased in 2007 and 2006 due to strong core deposit growth.

Certificates of deposit of $100,000 or more totaled $10.4 billion at December 31, 2007, of which $4.2 billion mature within three months, $2.5 billion mature between three and six months, $2.2 billion mature between six months and one year, and $1.5 billion mature beyond one year.

Foreign deposits primarily represent U.S. dollar deposits in the Corporation’s Grand Cayman branches from institutional money managers and corporate customers. A small portion of these balances also represents deposits denominated in Canadian dollars associated with National City’s Canadian branch office.

Short-term borrowings are comprised mainly of Federal funds purchased, securities sold under agreements to repurchase, U.S. Treasury demand notes, commercial paper, and short-term senior bank notes. At December 31, 2007 and 2006, short-term borrowings included $1.2 billion and $812 million, respectively, of commercial paper. Commercial paper is issued by the Corporation’s subsidiary, National City Credit Corporation, to support short-term cash requirements of the holding company and nonbank subsidiaries. Short-term borrowings included $500 million and $434 million, respectively, of U.S. Treasury demand notes at December 31, 2007 and 2006. The amount of the notes held at any given time can fluctuate significantly depending on the U.S. Treasury’s cash needs. Replacement funding through other short-term channels is available in the event the notes are called. Short-term borrowings have decreased due to growth in core deposits.

Long-term debt includes senior and subordinated debt issued by the Corporation or National City Bank and debt obligations related to capital securities issued by subsidiary trusts. A wholesale funding policy governs the funding activity of National City Bank. The policy identifies eligible funding instruments and applicable constraints for gathering discretionary liabilities. This policy requires compliance with Section 301 of the FDIC Improvement Act of 1991 regarding the issuance of brokered deposits. The Corporation conducts its funding activities in compliance with the Bank Secrecy Act and other regulations relating to money laundering activity. Long-term debt decreased during 2007 due to strong core deposit growth resulting in a decreased need for other funding sources. The decrease in long-term debt balances during 2006 was reflective of strong deposit growth together with the reduced need for funding as a result of lower loan portfolio balances.

Capital

The Corporation maintains regulatory capital at or above regulatory standards for “well-capitalized” institutions. Further detail on capital and capital ratios is included in Notes 18 and 19 to the Consolidated Financial Statements. Information on stockholders’ equity is presented in the following table.

(Dollars in Millions, Except Per Share Amounts)	December 31, 2007	December 31, 2006

Stockholders’ equity	$13,408	$14,581
Equity as a percentage of assets	8.92%	10.40%
Book value per common share	$21.15	$23.06

The following table summarizes share repurchase activity for the fourth quarter of 2007.

			Total Number of	Maximum Number of
			Shares Purchased Under	Shares that May Yet Be
	Total Number	Average	Publicly Announced	Purchased Under the
	of Shares	Price Paid	Share Repurchase	Share Repurchase
Period	Purchased(a)	Per Share	Authorizations(b)	Authorizations

Oct 1 to Oct 31, 2007	128,001	$26.21	100,000	37,624,400
Nov 1 to Nov 30, 2007	15,337	22.40	—	37,624,400
Dec 1 to Dec 31, 2007	47,287	16.67	—	37,624,400

Total	190,625	$23.54	100,000

(a)	Includes shares repurchased under the April 24, 2007 share repurchase authorizations, and shares acquired under the Corporation’s Long-term Cash and Equity Compensation Plan (the Plan). Under the terms of the Plan, the Corporation accepts common shares from employees when they elect to surrender previously owned shares upon exercise of stock options or awards to cover the exercise price of the stock options or awards or to satisfy tax withholding obligations associated with the stock options or awards.

(b)	Included in total number of shares purchased [column (a)].

The Corporation’s Board of Directors has authorized the repurchase of up to 40 million shares of National City common stock subject to an aggregate purchase limit of $1.6 billion. This authorization, which has no expiration date, was incremental to previous authorizations. Repurchased shares are held for reissue in connection with compensation plans and for general corporate purposes. During 2007, 2006, and 2005, 45.9 million, 20.1 million, and 43.5 million shares of common stock were repurchased, respectively. Share repurchase activity was curtailed during the fourth quarter of 2007, with no current plans to resume in 2008, to allow capital ratios to build toward the top of their target ranges.

On January 25, 2007, the Corporation’s Board of Directors authorized a modified “Dutch auction” tender offer to purchase up to 75 million shares of its outstanding common stock, at a price range not greater than $38.75 per share nor less than $35.00 per share, for a maximum aggregate repurchase price of $2.9 billion. On March 7, 2007, the Corporation accepted for purchase 40.3 million shares of its common stock at $38.75 per share for an aggregate price of $1.6 billion. The share repurchase authorizations described above were unaffected by the tender offer.

Dividends per common share were $1.60 in 2007 and $1.52 in 2006. National City has paid dividends in every year since its founding except 1868, 1934 and 1935. The dividend payout ratio, representing dividends per share divided by earnings per share, was 313.7% and 40.9% for the years 2007 and 2006, respectively. The unusually high dividend payout ratio in 2007 reflects the Corporation’s lower earnings. The dividend payout ratio is continually reviewed by management and the Board of Directors, and the current intention is to pay out approximately 45% of earnings in dividends over time. The decision to pay dividends considers the recent trends and current outlook for earnings, liquidity, and capital adequacy, as well as applicable regulatory guidance. Refer to the Liquidity Risk section for further discussion regarding the subsidiary bank’s dividend to the holding company. On January 2, 2008, the Board of Directors declared a dividend of $.21 per common share, payable on February 1, 2008, representing a 49% decrease from the preceding quarter.

At December 31, 2007, the Corporation’s market capitalization was $10 billion. National City common stock is traded on the New York Stock Exchange under the symbol “NCC.”

Enterprise Risk Management

Risk is an inherent part of National City’s business activities. The major risk types to which the Corporation is exposed include credit, market, liquidity, operational, legal, technology, regulatory, financial reporting, private equity, strategic, and reputation risk. The enterprise risk management function establishes a framework for identifying, measuring, controlling and monitoring the risks on an integrated basis in support of sustainable, profitable performance.

The Board of Directors is responsible for ensuring that the Corporation’s risks are managed in a sound manner and delegates oversight of the risk governance process to the Risk and Public Policy Committee and Audit Committee of the Board of Directors. The Board of Directors delegates the day-to-day management of risk to executive management.

There are four components of risk governance in the Corporation: the lines of business and functional units; an independent risk management function; internal audit; and risk committees.

The business and functional units are primarily accountable for the identification, quantification, mitigation and management of risk. Business unit management develops strategies and is expected to take action to manage and mitigate risks that arise from executing those strategies. Management processes, structure and policies help to comply with laws and regulations, and provide clear lines of sight for decision-making and accountability.

The risk management organization provides objective oversight of risk-taking activities and sets specific risk limits. Risk management works with the business units and functional areas to establish appropriate standards and monitors business practices in relation to those standards. Also, risk management works with the businesses and senior management to focus on key risks and emerging trends that may change the Corporation’s risk profile.

The internal audit function, reporting directly to the Audit Committee of the Board of Directors, provides an objective assessment of the design and execution of the Corporation’s internal control system including the management systems, risk governance, and policies and procedures. Internal audit activities are designed to provide reasonable assurance that resources are safeguarded; that significant financial, managerial, and operating information is complete, accurate and reliable; and that employee actions comply with policies and applicable laws and regulations.

The risk committees provide a mechanism to bring together the perspectives of the management team to discuss emerging risk issues, monitor risk-taking activities and evaluate specific transactions and exposures. The Enterprise Risk Committee, comprised of executive management, reports to the Board’s Risk & Public Policy Committee and is charged with focused oversight of risk management at the executive level. The Enterprise Risk Committee directly oversees the activities of all key risk management committees, including but not limited to: Corporate Credit Policy and Strategy Committee, Asset and Liability Committee, Corporate Operational Risk Committee, and New Initiatives Review Committee.

Credit Risk

Credit risk is the risk to earnings or capital resulting from an obligor’s failure to meet the terms of any contract with the Corporation or other failure to perform as agreed. Credit risk is found in all activities where completion depends on counterparty, issuer, or borrower performance.

The Corporation manages credit risk through a risk management framework. Authority for oversight of credit policy and overall credit risk is delegated to the Corporate Credit Policy and Strategy Committee. The Chief Credit Officer is delegated the day-to-day management of credit risk activities. The lines of business, under the guidance of the credit risk framework, have direct and primary responsibility and accountability for identifying, controlling and monitoring credit risks embedded in their business activities. The Corporation’s internal loan review function reviews and assesses the credit risk within the loan portfolio.

In 2007, certain consumers began experiencing difficulty making timely payments on their mortgage or home equity loans. Borrowers facing interest-rate resets on their loans, have in many cases been unable to refinance their loans due to a range of factors including declining property values. As a result, the Corporation has experienced higher delinquencies, nonperforming assets and charge-offs in its residential real estate loan portfolios, as well as in commercial construction loans to residential real estate developers. It is not known when the housing market will stabilize. As additional mortgage loans reach interest-rate reset dates during 2008, management expects that recent trends in residential real estate delinquencies, nonperforming assets and charge-offs will persist.

Portfolio Loans: The composition of portfolio loans at December 31 for each of the last five years follows:

(In Millions)	2007	2006	2005	2004	2003

Commercial loans and leases	$35,352	$31,052	$27,572	$25,160	$19,164
Commercial construction and real estate	23,934	19,596	17,751	15,676	12,594
Residential real estate	30,243	21,882	30,846	29,838	26,917
Home equity lines of credit	18,079	14,595	21,439	19,018	11,016
Credit card and other unsecured lines of credit	3,915	3,007	2,612	2,414	2,324
Other consumer loans	4,499	5,360	5,819	8,165	7,329

Total portfolio loans	$116,022	$95,492	$106,039	$100,271	$79,344

The following summarizes each product type as a percentage of the overall loan portfolio:

	2007	2006	2005	2004	2003

Commercial loans and leases	30.5%	32.5%	26.0%	25.1%	24.2%
Commercial construction and real estate	20.6	20.5	16.7	15.6	15.9
Residential real estate	26.0	22.9	29.1	29.8	33.9
Home equity lines of credit	15.6	15.3	20.2	19.0	13.9
Credit card and other unsecured lines of credit	3.4	3.2	2.5	2.4	2.9
Other consumer loans	3.9	5.6	5.5	8.1	9.2

Total	100.0%	100.0%	100.0%	100.0%	100.0%

The overall loan portfolio balance has grown over the past five years with higher lending volumes and expansion of the banking footprint through acquisitions. Commercial loans and leases represent a smaller percentage of total portfolio loans compared to 2006, due to the larger residential real estate portfolio at December 31, 2007. All types of commercial loans, including construction and real estate, have grown due to higher business volumes and recent acquisitions.

Residential real estate increased compared to 2006 due to the disruption in the mortgage markets in the last half of 2007. The Corporation was unable to sell certain nonagency eligible mortgage and home equity loans. As a result these nonsalable loans were transferred to portfolio, and management has no intent to sell them for the foreseeable future. Transfers of formerly held for sale loans to portfolio were $5.8 billion during 2007. The decrease in the residential real estate portfolio in 2006 compared to the prior two years principally reflects the decision to originate for sale all broker-sourced residential real estate. In prior periods, some of these loans were originated for portfolio.

Home equity lines of credit increased in 2007 compared to the prior year due to transfers of $3.0 billion of formerly held for sale lines to portfolio. Home equity lines of credit declined in 2006 compared to the prior years due to the same originate for sale strategy described above. Credit card and other unsecured lines increased in comparison to prior periods due to growth in the number of credit card customers. Other consumer loans declined in 2007 as the Corporation ceased originating indirect automobile loans in 2005.

Management considers certain segments of the loan portfolio to pose a higher risk of credit loss. These portfolios consist of construction loans to residential real estate developers and consumers, nonprime mortgage loans, and broker-sourced home equity loans and lines of credit. These borrowers have been adversely affected by the decline in the housing markets. The outstanding balance at December 31 for each of these portfolios follows.

(In Millions)	2007	2006

Commercial construction:
Residential real estate developers	$4,491	$3,915
Residential real estate:
Nonprime mortgage	6,012	7,480
Broker-sourced home equity loans	3,732	1,412
Residential construction	3,062	2,564
Home equity lines of credit:
Broker-sourced home equity lines	7,475	5,928

Total higher risk loan portfolios	$24,772	$21,299

Loans to residential real estate developers incurred higher losses in 2007 due to weakness in the housing markets, particularly in Florida and Michigan. Approximately 25% of the construction loans to residential developers are properties located in these states.

Nonprime mortgage loans, broker-sourced home equity loans and lines of credit are all liquidating portfolios. These loans were originated by the former First Franklin and National Home Equity business units. Performance of these liquidating portfolios is worse than the rest of the consumer portfolio due to a range of factors, including the decline in the housing market. Paydowns on the nonprime mortgage loans have reduced the outstanding balance of this portfolio in the past year. Broker-sourced home equity portfolios have increased compared to a year ago due to transfers of formerly held for sale loans and lines of credit to portfolio in 2007. With new production stopped in the latter part of 2007, management expects the portfolio to decline throughout 2008.

Residential construction loans exhibited higher risk in 2007 with some borrowers abandoning their construction plans and defaulting on their loans due to a range of factors including declining real estate values. Approximately 45% of the residential construction loans relate to properties located in either Florida or California. Management tightened underwriting standards for residential construction loans beginning in late 2006 which is expected to significantly reduce production volume in 2008.

Risk Mitigation Strategies: The Corporation’s lending activities are subject to varying degrees of credit risk. Credit risk is mitigated through credit policies and underwriting guidelines, collateral protection, portfolio diversification, management of industry and client exposure levels, and credit risk transfer strategies.

A credit risk transfer agreement has been executed on certain nonprime mortgage loans to provide protection against unexpected catastrophic credit losses. The Corporation bears the risk of credit losses on this pool up to the first loss position, estimated at 3.5% of the initial pool balance. The counterparty to this arrangement would bear the risk of additional credit losses up to $263 million, subject to adjustment as the portfolio pays down. As of December 31, 2007, credit losses on this portfolio have not and are not expected to exceed the Corporation’s first loss position. Estimated probable credit losses are included in the determination of credit losses.

The Corporation has also purchased mortgage insurance on certain nonprime mortgage loans, as well as certain home equity loans originated in the branch network. These policies provide varying levels of coverage, deductibles, and stop loss limits. Credit losses covered by third-party insurance arrangements are excluded from the determination of the allowance for loan losses to the extent an insurance recovery is deemed probable. Certain of these insurance arrangements are subject to reinsurance by a wholly owned subsidiary of the Corporation. Expected reinsurance losses are included within the provision for loan losses and the related reinsurance reserves are included in the allowance for loan losses in the Consolidated Financial Statements. The provision for credit losses includes estimated losses from claims disputed by third-party insurers. See Note 22 in the Consolidated Financial Statements for further information on reinsurance arrangements.

A summary of the credit risk transfer strategies in place at December 31 on the nonprime mortgage loan portfolio follows:

(In Millions)	2007	2006

First lien mortgage loans:
Subject to credit risk transfer agreement	$1,402	$2,376
Subject to lender paid mortgage insurance	1,374	1,868
Uninsured	1,717	1,036
Second lien mortgage loans:
Subject to lender paid mortgage insurance	1,462	2,148
Uninsured	57	52

Total nonprime mortgage loans	$6,012	$7,480

Uninsured first lien mortgage loans increased in 2007 as $1.5 billion of formerly held for sale loans were transferred to the nonprime portfolio during the year. Uninsured second lien mortgage loans increased for the same reason. The second lien mortgages pose a higher risk of loss as the underlying collateral associated with these mortgages will be first applied to satisfy the first lien mortgage.

In order to minimize credit losses, management monitors mortgage loans which are approaching an interest-rate reset date. Borrowers are contacted in advance of reset dates to identify whether they have the ability to meet their payment obligations after the interest rate reset. For borrowers who are experiencing financial difficulty, management assesses whether the loan’s interest rate or repayment terms should be modified, in order to maximize collectibility. Most of these initial rate resets for the nonprime mortgage loans will have occurred by May 2008.

Troubled debt restructurings, where management has granted a concession to a borrower experiencing financial difficulty, were $497 thousand as of December 31, 2007. The Corporation has no commitments to lend additional funds to borrowers with restructured loans.

Delinquent Loans: Detail of loans 90 days past due accruing interest, excluding insured loans, follows:

(In Millions)	2007	2006	2005	2004	2003

Commercial	$38	$31	$35	$43	$20
Commercial leases	—	—	1	1	—
Commercial construction	87	13	12	12	3
Commercial real estate	51	18	9	29	32
Residential real estate:
Nonprime	808	567	392	298	288
Construction	302	4	—	—	—
Other	446	133	111	169	140
Home equity lines of credit	102	37	23	10	15
Credit card and other unsecured lines of credit	46	35	20	21	18
Other consumer	17	11	17	13	12
Mortgage loans held for sale and other	16	89	16	25	37

Total loans 90 days past due accruing interest	$1,913	$938	$636	$621	$565

The above table excludes loans which are insured by GNMA as these loans are deemed to be fully collectible. Loans 90 days past due which are insured totaled $646 million in 2007, $593 million in 2006, $404 million in 2005, $465 million in 2004 and $487 million in 2003.

Commercial loan credit risk was stable in 2007. The higher delinquencies compared to 2006 were principally due to growth in the portfolio. Sectors displaying increasing risk trends include residential real estate related areas such as home building products and mortgage banking. Commercial construction and commercial real estate delinquencies increased in 2007 due primarily to delinquent accounts added with recent acquisitions, as well as defaults among residential real estate developers.

Residential real estate delinquencies have increased significantly as many borrowers have been unable to make their payments due to a range of factors including interest-rate resets or declining home values. Residential construction loans, nonprime mortgage loans, and broker-sourced home equity loans have experienced the largest growth in delinquencies. Higher delinquencies were also driven by the deteriorating performance of accounts added with recent acquisitions and loans transferred from held for sale to portfolio, and higher volumes of repurchased loans partially offset by the decline in delinquent mortgage loans held for sale.

Home equity line of credit delinquencies have also increased principally due to the deteriorating performance of formerly held for sale lines transferred to portfolio. Delinquent credit card and other unsecured lines of credit increased compared to a year ago as fewer defaults occurred in these consumer loans immediately following the change in consumer bankruptcy laws in late 2005.

Nonperforming Assets: Note 1 to the Consolidated Financial Statements describes the Corporation’s policies for classifying a loan as nonperforming and recognizing charge-offs. The Corporation’s policies are consistent with regulatory standards. A summary of nonperforming assets as of December 31 follows:

(Dollars in Millions)	2007	2006	2005	2004	2003

Commercial	$149	$92	$96	$117	$242
Commercial leases	6	32	85	44	15
Commercial construction	301	109	29	12	7
Commercial real estate	189	111	114	102	67
Residential real estate
Nonprime	119	65	52	54	101
Construction	145	6	8	1	—
Other	162	85	106	133	118
Home equity lines of credit	19	—	—	—	—

Total nonperforming loans	1,090	500	490	463	550
Other real estate owned (OREO):
Secured by GNMA	58	60	—	—	—
Nonprime	242	116	58	47	54
Other	124	53	39	42	45
Mortgage loans held for sale and other	9	3	9	11	8

Total nonperforming assets	$1,523	$732	$596	$563	$657

Nonperforming assets as a percentage of:
Period-end portfolio loans and other nonperforming assets	1.31%	.76%	.56%	.56%	.83%
Period-end total assets	1.01	.52	.42	.40	.58

Nonperforming commercial loans increased compared to the prior two years due to growth in the portfolio, as well as a few larger problem loans in diverse industries and regions. Nonperforming commercial leases decreased compared to 2006 due to charge-offs of passenger airline leases. Nonperforming commercial construction and commercial real estate loans have increased due to deteriorating credit quality of residential real estate developers as a result of weakness in the housing markets.

Nonperforming residential real estate loans have increased due to a larger portfolio balance and more delinquent loans being placed on nonaccrual status. Residential construction loans in particular have been adversely affected by weakness in the housing markets. Borrowers with nonprime mortgages have also been adversely affected by a range of factors including interest-rate resets.

Certain home equity lines of credit are now classified as nonperforming due to a change in the charge-off policy during 2007. In prior years, home equity lines of credit were fully charged off at the date that they reached nonaccrual status. In 2007, charge-offs are only recognized to the extent the outstanding loan balance exceeds the estimated net realizable value of the collateral. The remaining collateralized loan balance is now classified as a nonperforming loan.

Other real estate owned (OREO) increased due to more nonperforming loans progressing to foreclosure and a longer time period to sell properties due to the weak housing market. OREO associated with mortgage loans secured by GNMA are deemed fully collectible as any loss on foreclosure will be reimbursable from either the FHA or the Department of Veterans Affairs. Prior to January 1, 2006, OREO mortgage loans secured by GNMA were not classified as nonperforming loans.

At December 31, 2007, the Corporation had commitments to lend an additional $67 million to borrowers whose loans were classified as nonperforming. None of these individual commitments exceed $10 million.

Allowance for Loan Losses and Allowance for Losses on Lending-Related Commitments: To provide for the risk of loss inherent in extending credit, National City maintains an allowance for loan losses and an allowance for losses on lending-related commitments. The determination of the allowance for loan losses is based upon the size and risk characteristics of the loan portfolio and includes an assessment of individual impaired loans, historical loss experience on pools of homogeneous loans, specific environmental factors, and factors to account for estimated imprecision in forecasting losses. The allowance for losses on lending-related commitments is computed using a methodology similar to that used to determine the allowance for loan losses, modified to take into account the probability of drawdown on the commitment.

A summary of the changes in the allowance for loan losses follows:

(Dollars in Millions)	2007	2006	2005	2004	2003

Balance at beginning of year	$1,131	$1,094	$1,188	$1,023	$1,006
Provision for loan losses	1,326	489	300	339	628
Charge-offs:
Commercial	86	93	104	136	306
Commercial leases	58	57	56	34	22
Commercial construction	38	18	6	12	3
Commercial real estate	32	20	32	23	31
Residential real estate	316	220	132	126	152
Home equity lines of credit	121	79	42	27	24
Credit card and other unsecured lines of credit	128	94	130	109	98
Other consumer	65	64	100	104	121

Total charge-offs	844	645	602	571	757

Recoveries:
Commercial	23	36	75	92	40
Commercial leases	19	18	22	9	4
Commercial construction	—	1	4	2	—
Commercial real estate	10	8	10	13	5
Residential real estate	61	67	54	51	37
Home equity lines of credit	28	18	8	10	7
Credit card and other unsecured lines of credit	16	16	12	8	8
Other consumer	26	39	37	40	47

Total recoveries	183	203	222	225	148

Net charge-offs	661	442	380	346	609
Other(a)	(34)	(10)	(14)	172	(2)

Balance at end of year	$1,762	$1,131	$1,094	$1,188	$1,023

Allowance as a percentage of:
Portfolio loans	1.52%	1.18%	1.03%	1.19%	1.29%
Nonperforming loans	161.6	226.1	223.1	256.9	186.1
Net charge-offs	266.5	256.2	287.3	343.8	167.8

(a)	Other includes the allowance for loan losses associated with acquisitions, portfolio loans transferred to held for sale, and reinsurance claims paid to third parties.

A summary of the changes in the allowance for losses on lending-related commitments follows.

(In Millions)	2007	2006	2005	2004	2003

Balance at beginning of year	$78	$84	$100	$102	$92
Net provision for losses on lending-related commitments	(13)	(6)	(16)	(16)	10
Allowance related to commitments acquired	—	—	—	14	—

Balance at end of year	$65	$78	$84	$100	$102

Annualized net charge-offs as a percentage of average portfolio loans follow:

	2007	2006	2005	2004	2003

Commercial	.22%	.22%	.12%	.22%	1.35%
Commercial leases	.93	1.12	1.07	1.24	1.14
Commercial construction	.47	.26	.05	.33	.11
Commercial real estate	.16	.11	.18	.09	.27
Residential real estate	.98	.57	.25	.26	.49
Home equity lines of credit	.60	.36	.16	.11	.18
Credit card and other unsecured lines of credit	3.42	2.96	4.96	4.41	4.21
Other consumer	.81	.44	.83	.85	.94

Total net charge-offs to average portfolio loans	.64%	.44%	.36%	.39%	.80%

The net charge-off ratio for commercial loans was unchanged from 2006 as the credit quality of this portfolio has been stable. The net charge-off ratio for commercial leases improved in 2007 as prior years included larger charge-offs for passenger airline leases. The net charge-off ratio for commercial construction increased in 2007 due to higher losses on residential real estate developer loans.

The net charge-off ratio for residential real estate and home equity lines of credit increased in 2007 compared to prior years due to more borrowers being unable to make their payments in the current environment. In 2007, charge-offs increased by $109 million in liquidating portfolios and $33 million in the construction loan portfolio versus a year earlier. In addition, a change in charge-off practices for insured mortgage loans, which assumes no insurance recovery on disputed claims, contributed to higher charge-offs in 2007. Collection efforts on disputed claims continues, and subsequent insurance recoveries are recognized in the period they are received.

The net charge-off ratio for credit card, other unsecured lines of credit, and other consumer loans increased compared to 2006. Net charge-offs for these products were unusually low in 2006 due to the large number of consumers who filed bankruptcy in 2005.

An allocation of the allowance for loan losses and allowance for losses on lending-related commitments by portfolio type is shown below.

(In Millions)	2007	2006	2005	2004	2003

Allowance for loan losses:
Commercial loans and leases	$461	$459	$494	$572	$283
Commercial construction and real estate	263	161	141	147	57
Residential real estate	597	259	169	184	122
Home equity lines of credit and other consumer loans	278	102	131	127	94
Credit card and other unsecured lines of credit	163	150	159	158	129
Unallocated	—	—	—	—	338

Total	$1,762	$1,131	$1,094	$1,188	$1,023

Allowance for losses on lending-related commitments:
Commercial	$65	$78	$84	$100	$102

The total allowance for loan losses increased compared to a year ago primarily due to higher probable credit losses for loans secured by residential real estate. Recent acquisitions also increased the allowance for loan losses in 2007. In 2004, the Corporation refined its allocation methodology which enabled the allowance for loan losses to be fully allocated to loan portfolios. Accordingly, the allocation of the allowance for 2003 is not directly comparable to subsequent periods.

The allowance allocated to commercial loans and leases was flat compared to 2006 which reflects the stable credit quality of this portfolio. The allowance allocated to commercial loans and leases is lower than 2005 and 2004, despite a larger loan portfolio, due to relatively stronger credit quality of the portfolio. The allowance allocated to commercial construction and commercial real estate has increased significantly compared to prior periods due to higher probable credit losses on construction loans to residential real estate developers. The portfolio has also grown with recent acquisitions.

The allowance allocated to both the residential real estate and home equity lines of credit portfolios increased compared to prior periods due to higher portfolio balances, combined with deteriorating credit quality of these portfolios. Portfolio loan balances increased due to recent acquisitions, as well as transfers of formerly held for sale mortgage and home equity loans and lines of credit to portfolio in 2007. Performance of these transferred loans has generally been worse than for loans originated within our branch network for portfolio. Deteriorating credit trends have also occurred principally in the higher-risk portfolios previously described. The allowance allocated to credit card and other unsecured lines of credit increased compared to 2006 due to growth in the portfolio. The credit quality of this portfolio has been stable.

The allowance for losses on lending-related commitments reflects the stable credit quality of the commercial portfolio. Refer to the Application of Critical Accounting Policies section for further discussion of the allowance for loan losses.

Market Risk

Market risk is the potential for loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, currency exchange rates, or equity prices. Interest-rate risk is National City’s primary market risk and results from timing differences in the repricing of assets and liabilities, changes in relationships between rate indices, and the potential exercise of explicit or embedded options. The Asset/Liability Committee (ALCO) is responsible for reviewing the interest-rate-sensitivity position and establishing policies to monitor and limit exposure to interest-rate risk. The guidelines established by ALCO are reviewed by the Risk and Public Policy Committee of the Corporation’s Board of Directors and the Enterprise Risk Committee. The Corporation does not currently have any material equity price risk or foreign currency exchange rate risk.

Asset/Liability Management: The primary goal of asset/liability management is to maximize the net present value of future cash flows and net interest income within authorized risk limits. Interest-rate risk is monitored primarily through modeling of the market value of equity and secondarily through earnings simulation. Both measures are highly assumption dependent and change regularly as the balance sheet and business mix evolve; however, taken together they represent a reasonably comprehensive view of the magnitude of interest-rate risk, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest-rate relationships. The key assumptions employed by these measures are analyzed regularly and reviewed by ALCO.

Interest-rate Risk Management: Financial instruments used to manage interest-rate risk include investment securities and interest-rate derivatives, which include interest-rate swaps, interest-rate caps and floors, interest-rate forwards, and exchange-traded futures and options contracts. Interest-rate derivatives have characteristics similar to securities but possess the advantages of customization of the risk-reward profile of the instrument, minimization of balance sheet leverage, and improvement of the liquidity position. Further discussion of the use of and the accounting for derivative instruments is included in Notes 1 and 25 to the Consolidated Financial Statements.

Market Value Modeling: Market Value of Equity (MVE) represents the discounted present value of net cash flows from all assets, liabilities, and off-balance sheet arrangements, other than MSRs and associated hedges. Market risk associated with MSRs is hedged through the use of derivative instruments. Refer to Note 12 to the Consolidated Financial Statements for further details on managing market risk for MSRs. Unlike the earnings simulation model described below, MVE analysis has no time horizon limitations. In addition, MVE analysis is performed as of a single point in time and does not include estimates of future business volumes. As with earnings simulations, assumptions driving timing and magnitude of cash flows are critical inputs to the model. Particularly important are assumptions driving loan and security prepayments and noncontractual deposit balance movements.

The sensitivity of MVE to changes in interest rates is an indication of the longer-term interest-rate risk embedded in the balance sheet. A primary measure of the sensitivity of MVE to movements in rates is defined as the Duration of Equity (DOE). DOE represents the estimated percentage change in MVE for a 1% instantaneous, parallel shift in the yield curve. Generally, the larger the absolute value of DOE, the more sensitive the value of the balance sheet is to movements in rates. A positive DOE indicates the MVE should increase as rates fall, or decrease as rates rise. A negative DOE indicates that MVE should increase as rates rise, or decrease as rates fall. Due to the embedded options in the balance sheet, DOE is not constant and can shift with movements in the level or shape of the yield curve. ALCO has set limits on the maximum and minimum acceptable DOE at +4.0% and -1.0%, respectively, as measured between +/-150 basis point instantaneous, parallel shifts in the yield curve.

The most recent market value model estimated the current DOE at +1.9%, above the long-term target of +1.5% but consistent with management’s view on interest rates. DOE would rise to +2.7% given a parallel shift of the yield curve up 150 basis points and would be within the maximum constraint of +4.0%. DOE would decline to +1.5% given a parallel shift of the yield curve down 150 basis points and would be within the minimum constraint of -1.0%.

Earnings Simulation Modeling: The earnings simulation model projects changes in net income caused by the effect of changes in interest rates on net interest income. The model requires management to make assumptions about how the balance sheet is likely to evolve through time in different interest-rate environments. Loan and deposit growth rate assumptions are derived from historical analysis and management’s outlook, as are the assumptions used to project yields and rates for new loans and deposits. Mortgage loan prepayment models are developed from industry median estimates of prepayment speeds in conjunction with the historical prepayment performance of the Corporation’s own loans. Noncontractual deposit growth rates and pricing are modeled on historical patterns.

Net interest income is affected by changes in the absolute level of interest rates and by changes in the shape of the yield curve. In general, a flattening of the yield curve would result in a decline in earnings due to the compression of earning asset yields and funding rates, while a steepening would result in increased earnings as investment margins widen. The earnings simulations are also affected by changes in spread relationships between certain rate indices, such as the prime rate and the London Interbank Offering Rate (LIBOR).

Market implied forward rates over the next 12 months are used as the base rate scenario in the earnings simulation model. High and low rate scenarios are also modeled and consist of statistically determined two standard deviation moves above and below market implied forward rates over the next 12 months. These rate scenarios are nonparallel in nature and result in short- and long-term rates moving in different magnitudes. Resulting net incomes from the base, high, and low scenarios are compared and the percentage change from base net income is limited by ALCO policy to -4.0%.

The most recent earnings simulation model projects that net income would be 2.0% higher than base net income if rates were two standard deviations (SD) higher than the implied forward curve over the next 12 months. The model also projects an increase in net income of 2.7% if rates were two SD below the implied forward curve over the same period. In the past, the company has reported a loss of income when rates are lower than the implied forwards by two SD. However, at the current low level of short-term interest rates, net interest income benefits from an interest-rate floor position that hedges variable-rate commercial loans. Both of the earnings simulation projections of net income were within the ALCO guideline of -4.0%.

The earnings simulation model excludes the potential effects on noninterest income and noninterest expense associated with changes in interest rates. In particular, revenue generated from originating, selling, and servicing residential mortgage loans is highly sensitive to changes in interest rates due to the effect such changes have on loan demand and the value of MSRs. In general, low or declining interest rates typically lead to increased loan sales revenue but potentially lower loan servicing revenue due to the impact of higher loan prepayments on the value of MSRs. Conversely, high or rising interest rates typically reduce mortgage loan demand and hence loan sales revenue while loan servicing revenue may rise due to lower prepayments. In addition, net interest income earned on loans held for sale increases when the yield curve steepens and decreases when the yield curve flattens. Risk related to mortgage banking activities is also monitored by ALCO.

Summary information about the interest-rate risk measures follows:

	2007	2006

One Year Net Income Simulation Projection
2 SD below implied forward curve	2.7%	-1.3%
2 SD above implied forward curve	2.0	1.2
Duration of Equity
-150 bp Shock vs. Stable rate	1.5%	.5%
+150 bp Shock vs. Stable rate	2.7	2.2

Trading Risk Management: Securities, loans, and derivative instruments are classified as trading when they are entered into for the purpose of making short-term profits or to provide risk management products to customers. The risk of loss associated with these activities is monitored on a regular basis through the use of a statistically based Value-At-Risk methodology (VAR). VAR is defined as the estimated maximum dollar loss from adverse market movements, with 99% confidence, based on historical market-rate and price changes for a 10-day holding period. During 2007, the average, high, and low VAR amounts were $5 million, $9 million, and $3 million, respectively, which were within the limit, established by ALCO of $19 million. During 2006, the average, high, and low VAR amounts were $2 million, $6 million, and $500 thousand, respectively. VAR estimates are monitored regularly by ALCO. Further discussion of trading activities is included in Note 9 to the Consolidated Financial Statements.

Liquidity Risk

Liquidity risk arises from the possibility the Corporation may not be able to meet current or future financial commitments, or may become unduly reliant on alternative or unstable funding sources. The objective of liquidity risk management is to ensure that the cash flow requirements of depositors and borrowers, as well as the operating cash needs of the Corporation, are met, taking into account all on- and off-balance sheet funding demands. Liquidity risk management also includes ensuring cash flow needs are met at a reasonable cost. Management adheres to a liquidity risk management policy which identifies the primary sources of liquidity, establishes procedures for monitoring and measuring liquidity, and establishes minimum liquidity requirements in compliance with regulatory guidance. The policy also includes a contingency funding plan to address liquidity needs in the event of an institution-specific or a systemic financial crisis. The liquidity position is continually monitored and reviewed by ALCO.

The Corporation’s operating activities represented a net use of cash in 2007. The primary reason for the negative cash flows from operations was the disruption in the mortgage markets in 2007. The Corporation was unable to sell certain mortgage loans that had been originated for sale. As a result, cash used to originate mortgage loans exceeded cash received from sale or securitization of mortgage loans in 2007. Management has discontinued the origination of certain mortgage loans which are not salable in the current market.

The Corporation’s most significant contractual obligations and commitments are presented within the discussion which follows on Contractual Obligations, Commitments, Contingent Liabilities and Off-Balance Sheet Arrangements. At the holding company level, the Corporation uses cash to pay dividends to stockholders, repurchase common stock, complete acquisitions, service debt and pay various operating expenses.

In 2007, 2006 and 2005, the Corporation paid dividends of $985 million, $934 million, and $924 million, respectively, to its common and preferred stockholders. In January 2008, the Board declared dividends of $135 million to be paid in the first quarter of 2008. Dividend payments are expected to be lower in 2008 than in the prior three years. Repurchases of common stock were $3.2 billion in 2007, $.7 billion in 2006 and $1.5 billion in 2005. No repurchases of common stock are planned in 2008 as management intends to build capital.

Net funds (used in)/received from acquisitions were $(249) million in 2007, $157 million in 2006, and $(322) million in 2005. Net funds (transferred)/received in conjunction with divestitures were $(126) million in 2007, $(74) million in 2006, and $24 million in 2005. The Corporation does not currently have any pending acquisitions or divestitures. Cash used to repay debt was $8.5 billion in 2007, $13.4 billion in 2006 and $9.7 billion in 2005. Cash paid for interest on deposits and purchased funding was $4.8 billion in 2007, $4.3 billion in 2006, and $3.0 billion 2005. Cash used to service debt in 2008 is expected to be higher than 2007 due to higher purchased funding levels and higher interest rates. Future maturities of long-term debt are estimated to be $9.5 billion in 2008, $5.7 billion in 2009, $3.5 billion in 2010, $1.4 billion in 2011, $1.2 billion in 2012, and $4.6 billion thereafter.

The main sources of funding for the holding company include dividends and other distributions from its subsidiaries, the commercial paper market, and access to the capital markets. The main sources of funding for National City Bank are operating cash flows from banking activities, deposits gathered through the branch system, and purchased funds. As discussed in Note 18 to the Consolidated Financial Statements, National City Bank is subject to regulation and, among other things, may be limited in its ability to pay dividends or otherwise transfer funds to the holding company. Accordingly, consolidated cash flows as presented in the Consolidated Statements of Cash Flows may not represent cash immediately available to the holding company. During 2007, the Corporation’s bank and nonbank subsidiaries declared and paid cash dividends totaling $950 million. Returns of capital paid to the holding company by bank and nonbank subsidiaries during 2007 totaled $500 million and $9 million, respectively. During 2008, the Corporation’s bank subsidiaries may not pay dividends to the holding company beyond their net profits for 2008, up to the date of such dividend declaration, without prior regulatory approval. Funds raised in the commercial paper market through the Corporation’s subsidiary, National City Credit Corporation, support the short-term cash needs of the holding company and nonbank subsidiaries. Commercial paper borrowings of $1.2 billion and $812 million were outstanding at December 31, 2007 and 2006, respectively. In 2008, the financial markets for short-term funding are expected to be less liquid as investors have heightened concerns about credit quality. The holding company has adequate funds to meet all forecasted 2008 cash needs without reliance on the short-term markets.

Core deposits continue to be the most significant source of National City Bank’s funding. At December 31, 2007 and 2006, core deposits comprised 60% and 54% of total funding, respectively. Core deposits increased as a source of funds in 2007 from growth in the number of deposit accounts and recent acquisitions. Federal Home Loan Bank advances also increased as a source of funds in 2007. At December 31, 2007, National City Bank’s unused available borrowing capacity with the Federal Home Loan Bank was $3.1 billion. Refer to the Financial Condition section for further discussion on funding sources.

Proceeds from loan sales or securitizations were $49.2 billion in 2007, $65.5 billion in 2006, and $75.8 billion in 2005. Loan sales and securitizations are expected to be a lower source of funding in 2008 as management has curtailed the production of certain mortgage products. In 2008, the Corporation may have the option to exercise an early call on a pool of securitized automobile loans. As of December 31, 2007, the remaining principal balance of these securitized loans was approximately $85 million.

In April 2007, the Corporation’s Board authorized the holding company to issue up to $1.5 billion in senior debt securities or subordinated debt securities in future periods. A new shelf registration will be filed with the Securities and Exchange Commission at the time of issuance of these securities. There were no issuances under this authorization during 2007. Prior to this authorization, the Corporation had in place a shelf registration with the Securities and Exchange Commission which allowed for the sale, over time, of up to $1.5 billion in senior subordinated debt securities, preferred stock, depositary shares, and common stock issuable in connection with conversion of securities. During 2007, the holding company issued $600 million of senior notes which completed the issuances under this shelf registration.

The Corporation had a shelf registration filed with the Securities and Exchange Commission, to allow for the sale over time of junior subordinated debt securities to three subsidiary trusts, along with an equal amount of the trusts’ equity securities in the capital markets. In 2007, the Corporation completed its issuance under this shelf by issuing $1.0 billion of capital securities. In 2006, $750 million of capital securities were issued under this shelf registration statement. Further discussion of junior subordinated debentures is included in Note 17 to the Consolidated Financial Statements.

In November 2007, the Corporation filed a new shelf registration with the Securities and Exchange Commission to allow for the sale over time of an unlimited amount of junior subordinated debt to six subsidiary trusts, along with an equal amount of capital securities of the trusts in the capital markets.

In January 2008, the Corporation filed another shelf registration with the Securities and Exchange Commission, to allow for the sale over time of an unlimited amount of senior or subordinated debt, junior subordinated debt, common or preferred stock, purchase contracts, units and warrants or, in one or more offerings by either the Corporation, or one of six subsidiary trusts. In January 2008, the Corporation issued $1.4 billion of senior convertible debt notes and issued $650 million of capital securities under this shelf registration statement. A portion of the proceeds will be used to repay $300 million of long-term debt maturing in April 2008.

The cost and availability of short- and long-term funding is influenced by debt ratings. During 2007, Fitch Ratings reduced the Corporation’s long-term issuer rating to A+ (outlook negative) from AA-, and the Corporation’s short-term issuer rating to F-1 from F-1+, citing National City’s exposure to mortgage, home equity and construction lending. In January 2008, Moody’s Investors’ Service, while affirming National City Bank’s top short-term rating of P-1, placed all of the long-term debt and financial strength ratings of the Corporation and its subsidiaries on review for possible downgrade. A decrease, or potential decrease, in credit ratings could limit access to the capital markets and increase the cost of debt, and thereby adversely affect liquidity and financial condition.

The Corporation has an equity interest of approximately 8% in Visa USA. Visa Inc., the parent company of Visa USA, intends to conduct an initial public offering (IPO) in 2008. Visa Inc. plans to use the proceeds to fund an escrow account to be used for settlement of litigation and to redeem a portion of Visa USA members’ shares. Accordingly, National City expects to record a gain for partial redemption of its equity interest, following the completion of the IPO. The realization and amount of this gain are dependent upon the occurrence of Visa’s IPO and the amount of funds set aside by Visa for litigation matters.

Operational Risk Management

Operational risk is the risk of loss incidental to day-to-day activities, including, but not limited to, the risk of fraud by employees or persons outside the Corporation, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, breaches of the internal control system and compliance requirements and business disruption and system failures. This risk of loss also includes the potential legal actions that could arise as a result of an operational deficiency or as a result of noncompliance with applicable regulatory standards.

Operational risk is inherent in all business activities, and the management of this risk is important to the achievement of the Corporation’s objectives. In the event of a breakdown in the internal control system, improper operation of systems or improper employees’ actions, the Corporation could suffer financial loss, face regulatory action or suffer damage to its reputation.

The Corporation manages operational risk through a risk management framework and its internal control processes. Within this framework, the Corporate Operational Risk Committee provides oversight and assesses the most significant operational risks. Under the guidance of this committee, risk management personnel establish policies and interact with business lines to monitor significant operating risks on a regular basis. Business lines have direct and primary responsibility and accountability for identifying, controlling and monitoring operational risks embedded in their business. Business managers maintain a system of controls with the objective of providing proper transaction authorization and execution, proper system operations, safeguarding of assets from misuse or theft, and ensuring the reliability of financial and other data. Business managers ensure that the controls are appropriate and are implemented as designed. The Corporation’s internal audit function validates the system of internal controls through regular and ongoing audit procedures and reports on the effectiveness of internal controls to executive management and the Audit Committee of the Board of Directors.

While the Corporation believes that it has designed effective methods to minimize operational risks, there is no absolute assurance that business disruption or operational losses will not occur. On an ongoing basis, management makes process changes and investments to enhance its systems of internal controls and business continuity and disaster recovery plans.

Contractual Obligations, Commitments, Contingent Liabilities, and Off-Balance Sheet Arrangements

The Corporation’s financial obligations include contractual obligations and commitments that may require future cash payments.

Contractual Obligations: The following table presents significant fixed and determinable contractual obligations by payment date as of December 31, 2007. The payment amounts represent those amounts contractually due to the recipient and do not include unamortized premiums or discounts, hedge basis adjustments, fair value adjustments, or other similar carrying value adjustments. Further discussion of the nature of each obligation is included in the referenced note to the Consolidated Financial Statements.

		Payments Due In
		One	One to	Three to	Over
	Note	Year	Three	Five	Five
(In Millions)	Reference	or Less	Years	Years	Years	Total

Deposits without a stated maturity(a)		$65,012	$—	$—	$—	$65,012
Consumer and brokered certificates of deposits(b)		28,228	3,688	2,511	2,447	36,874
Federal funds borrowed and security repurchase agreements(b)	14	5,102	—	—	—	5,102
Borrowed funds(b)	15	2,044	—	—	—	2,044
Long-term debt(b)	16,17	10,811	10,404	3,550	14,574	39,339
Operating leases		174	266	211	603	1,254
Purchase obligations		197	247	131	34	609

(a)	Excludes interest.
(b)	Includes interest on both fixed- and variable-rate obligations. The interest associated with variable-rate obligations is based upon interest rates in effect at December 31, 2007. The contractual amounts to be paid on variable-rate obligations are affected by changes in market interest rates. Future changes in market interest rates could materially affect the contractual amounts to be paid.

The operating lease obligations arise from short- and long-term leases for facilities, certain software, and data processing and other equipment. Purchase obligations arise from agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. The obligations are primarily associated with information technology, data processing, branch construction, and the outsourcing of certain operational activities.

As of December 31, 2007, the liability for uncertain tax positions, excluding associated interest and penalties, was $209 million pursuant to FASB Interpretation No. 48. This liability represents an estimate of tax positions that the Corporation has taken in its tax returns which may ultimately not be sustained upon examination by the tax authorities. Since the ultimate amount and timing of any future cash settlements cannot be predicted with reasonable certainty, this estimated liability has been excluded from the contractual obligations table.

The Corporation did not have any commitments or obligations to its qualified pension plan at December 31, 2007 due to the overfunded status of the plan. The Corporation also has obligations under its supplemental pension and postretirement plans as described in Note 24 to the Consolidated Financial Statements. These obligations represent actuarially determined future benefit payments to eligible plan participants. The Corporation reserves the right to terminate these plans at any time.

The Corporation also enters into derivative contracts under which it either receives cash from or pays cash to counterparties depending on changes in interest rates. Derivative contracts are carried at fair value on the Consolidated Balance Sheet, with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date. The fair value of the contracts change as market interest rates change. Certain contracts, such as interest-rate futures, are cash settled daily, while others, such as interest-rate swaps, involve monthly cash settlement. Because the derivative liabilities recorded on the Consolidated Balance Sheet at December 31, 2007 do not represent the amounts that may ultimately be paid under these contracts, these liabilities are not included in the table of contractual obligations presented above. Further discussion of derivative instruments is included in Notes 1 and 25 to the Consolidated Financial Statements.

Commitments: The following table details the amounts and expected maturities of significant commitments as of December 31, 2007. Further discussion of these commitments is included in Note 22 to the Consolidated
Financial Statements.

	One	One to	Three to	Over
	Year	Three	Five	Five
(In Millions)	or Less	Years	Years	Years	Total

Commitments to extend credit:
Revolving home equity and credit card lines	$35,792	$11	$—	$—	$35,803
Commercial	8,923	10,009	8,447	853	28,232
Residential real estate	7,218	—	—	—	7,218
Other	607	—	—	—	607
Standby letters of credit	1,963	1,861	1,436	112	5,372
Commercial letters of credit	236	64	20	7	327
Net commitments to sell mortgage loans and mortgage-backed securities	2,500	—	—	—	2,500
Net commitments to sell commercial real estate loans	535	91	—	—	626
Commitments to fund civic and community investments	359	236	100	22	717
Commitments to fund principal investments	28	35	111	183	357
Commitments to purchase beneficial interests in securitized automobile loans	283	—	—	—	283

Commitments to extend credit, including loan commitments, standby letters of credit, and commercial letters of credit do not necessarily represent future cash requirements, in that these commitments often expire without being drawn upon.

The commitments to fund principal investments primarily relate to indirect investments in various private equity funds managed by third-party general and limited partners. These estimated commitments were based primarily on the expiration of each fund’s investment period at December 31, 2007. The timing of these payments could change due to extensions in the investment periods of the funds or by the rate at which the commitments are invested, as determined by the general or limited partners of the funds.

The commitments to fund civic and community investments pertain to the construction and development of properties for low-income housing, small business real estate, and historic tax credit projects. The timing and amounts of these commitments are projected based upon the financing arrangements provided in each project’s partnership or operating agreement, and could change due to variances in the construction schedule, project revisions, or the cancellation of the project.

National City Bank, a subsidiary of the Corporation, along with other financial institutions, has agreed to provide backup liquidity to a third-party commercial paper conduit. The conduit holds various third-party assets including beneficial interests in the cash flows of trade receivables, credit cards and other financial assets, as well as automobile loans securitized by the Corporation. The conduit has no interests in subprime mortgage loans. The Corporation has retained interests in the securitized automobile loans in the form of Class A notes, Class B notes and an interest-only strip. As of December 31, 2007, the fair value of these retained interests was $28 million. The conduit relies upon commercial paper for its funding. In the event of a disruption in the commercial paper markets, the conduit could experience a liquidity event. At such time, the conduit may require National City Bank to purchase a 49% interest in a note representing a beneficial interest in the Corporation’s securitized automobile loans. Another financial institution, affiliated with the conduit, has committed to purchase the remaining 51% interest in this same note. Upon the conduit’s request, National City Bank would pay cash equal to the par value of the notes, less the corresponding portion of all defaulted loans, plus accrued interest. In return, National City Bank would be entitled to undivided interest in the cash flows of the collateral underlying the note. The Corporation receives an annual commitment fee of 7 basis points for providing this backup liquidity. To date, the conduit has not experienced any difficulty in accessing the commercial paper markets. The Corporation’s commitment declines commensurate with the unpaid principal balance of the automobile loans securitized by the Corporation. As of December 31, 2007, the Corporation’s maximum commitment was $283 million. This commitment expires in December 2008 but may be renewed annually for an additional 12 months by mutual agreement of the parties.

Contingent Liabilities: The Corporation may also incur liabilities under various contractual agreements contingent upon the occurrence of certain events. A discussion of significant contractual arrangements under which National City may be held contingently liable is included in Note 22 to the Consolidated Financial Statements.

Off-Balance Sheet Arrangements: Significant off-balance sheet arrangements include the use of special-purpose entities, generally securitization trusts, to diversify funding sources. During the past several years, National City has sold credit card receivables and automobile loans to securitization trusts which are considered qualifying special-purpose entities and, accordingly, are not included in the Consolidated Balance Sheet. The Corporation continues to service the loans sold to the trusts, for which it receives a servicing fee, and also has certain retained interests in the assets of the trusts.

During both 2007 and 2006, the Corporation securitized $425 million of credit card receivables following the maturity of its Series 2002-1 and 2001-1 credit card securitizations. In 2005, the Corporation securitized $600 million of credit card receivables following the maturity of its Series 2000-1 securitization. In 2005, the Corporation securitized $2.2 billion of fixed-rate closed end indirect automobile loans. Further discussion on the accounting for securitizations is included in Note 1 to the Consolidated Financial Statements, and detail regarding securitization transactions and retained interests is included in Note 5.

The Corporation’s securitization transactions are monitored regularly by management. The securitization structures are reviewed primarily to ensure the trust in the structure continues to be a qualified special-purpose entity, the securitization transaction itself continues to be accounted for as a sale, and the economics of the structure performs in accordance with securitization governing documents. Amendments to the securitization governing documents, changes in bankruptcy or sale laws or changes in authoritative accounting literature could result in the securitization trust not qualifying as a special-purpose entity or the securitization transaction to not qualify for sale accounting. Any such change could result in the consolidation of the assets and liabilities of the securitization trust on the Corporation’s balance sheet which would lead to the subsequent accounting for the transaction as a secured borrowing. Additionally, the economics of a securitization structure could change the timing of when the Corporation repurchases loans from the securitization trust through its exercise of a contractual cleanup call.

The Corporation also has obligations arising from contractual arrangements that meet the criteria of FASB Interpretation No. 45. These obligations are discussed in Note 22 to the Consolidated Financial Statements.

Application of Critical Accounting Policies and Estimates

National City’s financial statements are prepared in accordance with U.S. generally accepted accounting principles and follow general industry practices within the industries in which it operates. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or other market inputs, when available. When such information is not available, fair value may be estimated by management primarily through the use of discounted cash flow models.

The most significant accounting policies followed by the Corporation are presented in Note 1 to the Consolidated Financial Statements. These policies, along with the disclosures presented in the other financial statement notes and in this Financial Review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Any material effect on the financial statements related to these critical accounting areas is also discussed in this Financial Review. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management currently views the valuation of mortgage loans held for sale, the allowance for loan losses and allowance for losses on lending-related commitments, mortgage servicing rights, derivative instruments, impairment of goodwill, and income taxes to be critical accounting policies which contain significant estimates or judgments.

Residential Mortgage Loans Held for Sale Valuation: Mortgage loans held for sale are reported at the lower of cost or fair value applied on an aggregate basis. The fair value of mortgage loans held for sale is generally based on observable market prices for similar loans or quoted prices for loans committed for sale. Management considers in its assessment the probability that investor commitments may not be honored in full. In the absence of observable market prices, fair value is based upon recent bids from potential buyers. Otherwise, fair value may be estimated using a discounted cash flow model incorporating inputs and assumptions consistent with market participants’ views.

During 2007, the Corporation used a discounted cash flow model to estimate the fair value of nonprime mortgage loans and home equity loans and lines of credit transferred from held for sale to portfolio as there was no observable market for sale of these products. Key inputs to the valuation models were projected credit losses, prepayment speeds, and the discount rate. Projected credit losses were estimated based on a combination of historical credit losses for static pools of similar loans, adjusted by recent industry data of projected losses for similar types of loans. Prepayment speeds were based on historical prepayments for static pools of similar loans adjusted to reflect market conditions at the time of the valuations. The discount rates were estimated based upon the rate utilized by market participants in prior transactions adjusted to reflect a higher risk premium in the current market.

A valuation allowance is recognized whenever the carrying value, including basis adjustments arising from fair value hedge relationships, exceeds the aggregate fair value of loans held for sale at the measurement date. Valuation adjustments may also be recognized when loans are transferred from held for sale to portfolio as these loans are required to be transferred at the lower-of-cost or fair value. As of December 31, 2007 and 2006, the valuation allowance related to mortgage loans held for sale was $.6 million and $65 million, respectively. At December 31, 2007, mortgage loans held for-sale consisted primarily of agency-eligible first lien mortgage loans. The December 31, 2007 valuation allowance related to loans repurchased from investors that were held for resale. At December 31, 2006, the valuation allowance represented fair value write-downs on nonprime mortgage loans originated by the Corporation’s former First Franklin unit, which was sold in late 2006. The loans originated by First Franklin that were held for sale at December 31, 2006 were transferred to portfolio in March 2007. At the time of transfer, the loans had an unpaid principal balance of $1.6 billion, and were transferred net of fair value writedowns of $86 million, $21 million of which was recognized in 2007.

During the last half of 2007, the markets for sale of certain mortgage loans were severely disrupted and certain mortgage loans held for sale were not able to be sold. As a result, management reassessed its intent and ability to sell certain nonagency-eligible residential mortgage loans and home equity loans and lines of credit. Transfers from held for sale to portfolio had an unpaid principal balance of $7.2 billion, and were transferred net of fair value writedowns of $197 million.

Valuation gains and losses are recognized in the income statement within loan sale revenue. Activity related to the First Franklin liquidating loan portfolio is reflected within Parent and Other for line of business reporting, while the other loan valuation and transfer activity is included in the Mortgage Banking line of business.

The fair value of loans held for sale in the absence of a ready market is a significant estimate which is sensitive to change based on market conditions, liquidity of the markets, supply and demand for certain loan products, as well as changes in prepayment estimates or anticipated credit losses.

Allowance for Loan Losses and Allowance for Losses on Lending-Related Commitments: Management’s assessment of the adequacy of the allowance for loan losses and allowance for lending-related commitments considers individual impaired loans, pools of homogeneous loans with similar risk characteristics, imprecision in estimating losses, and other environmental risk factors. As described below, an established methodology exists for estimating the risk of loss for each of these elements.

An allowance is established for probable credit losses on impaired loans. Nonperforming commercial loans and leases exceeding policy thresholds are regularly reviewed to identify impairment. A loan or lease is impaired when, based on current information and events, it is probable that the Corporation will not be able to collect all amounts contractually due. Measuring impairment of a loan requires judgment and estimates, and the eventual outcomes may differ from those estimates. Impairment is measured based upon the present value of expected future cash flows from the loan discounted at the loan’s effective rate, the loan’s observable market price or the fair value of collateral, if the loan is collateral dependent. When the selected measure is less than the recorded investment in the loan, impairment has occurred. Impaired loans were $334 million and $220 million at December 31, 2007 and 2006, respectively. The allowance for impaired loans was $49 million and $60 million at December 31, 2007 and 2006, respectively. While this element of the allowance has been relatively flat year to year, the nature of the underlying impaired loans has changed. At December 31, 2007, the allowance for impaired loans was largely related to real estate developer loans, while last year it primarily related to passenger airline leases which have since been charged off.

Pools of homogeneous loans with similar risk and loss characteristics are also assessed for probable losses. These loan pools include all other loans and leases not individually evaluated for impairment as discussed above. For commercial loans, a loss migration analysis is performed which averages historic loss ratios. In 2007, management refined its method of applying commercial and commercial real estate loan recoveries within the loss migration analysis. In prior periods, commercial and commercial real estate recoveries were largely applied to the nonperforming loan category. In 2007, these recoveries have now been applied across all loan grades to produce what management believes is a more accurate estimate of the net loss ratio for each category. For consumer loans, average historical losses are utilized to estimate losses currently inherent in the portfolio. Consumer loans are pooled by probability of default within product segments. The probability of default is based on the historical performance of customer attributes, such as credit score, loan-to-value, origination date, collateral type, worst delinquency, and other relevant factors. Credit losses on certain consumer loans are covered by lender-paid mortgage insurance. These insurance policies have various levels of coverage, deductibles, and stop loss limits. Management considers probable third-party insurance recoveries in its assessment of estimated losses for pools of homogeneous loans. The allowance for pools of homogeneous loans was $1.3 billion and $757 million at December 31, 2007 and 2006, respectively. This element of the allowance increased in 2007 primarily due to a higher expected probability of default rate assigned to the liquidating residential real estate loan portfolio and residential construction loans arising from adverse trends observed in delinquencies, charge-offs and foreclosures.

An allowance is also recognized for imprecision inherent in loan loss migration models and other estimates of loss. Imprecision occurs because historic loss patterns may not be representative of losses inherent in the current portfolio. Reasons for imprecision include expansion of the Corporation’s footprint, changes in economic conditions, and difficulty identifying triggering events, among other factors. Imprecision is estimated by comparing actual losses incurred to previously forecasted losses over several time periods. The volatility of this imprecision, as expressed in terms of the standard deviation of the difference between the actual and forecasted losses, is used to calculate an imprecision percentage that represents the probable forecast error. The imprecision percentage is applied to the current portfolio balance to determine the required allowance. The allowance established for imprecision was $505 million and $392 million at December 31, 2007 and 2006, respectively. This element of the allowance increased in 2007 due to changes in the portfolio mix, including recent acquisitions.

Finally, the allowance considers specific environmental factors which pose additional risks that may not have been adequately captured in the elements described above. For each environmental risk, a range of expected losses is calculated based on observable data. Management applies judgment to determine the most likely amount of loss within the range. When an allowance is established for environmental risks, conditions for its release are also established. During 2007, management established a $25 million environmental reserve for home equity lines and loans that were transferred to portfolio. Continued weakness in the housing markets, particularly in California and Florida, resulted in a significant increase in delinquency rates for home equity lines and loans above the historical rates used in the Corporation’s estimated loss model. The allowance for loan losses allocated to environmental risks was $15 million at December 31, 2007. The environmental reserve decreased by $10 million due to charge-offs from the related home equity lines and loans. There was no allowance for environmental risks recorded at December 31, 2006.

There are many factors affecting the allowance for loan losses and allowance for lending-related commitments; some are quantitative while others require qualitative judgment. Although management believes its methodology for determining the allowance adequately considers all of the potential factors to identify and quantify probable losses in the portfolio, the process includes subjective elements and is therefore susceptible to change. To the extent that actual outcomes differ from management’s estimates, additional provision for credit losses could be required, or a previously recognized provision could be reversed, either of which could have a material impact on earnings in future periods. In addition, a higher allowance for loan losses may be required in future periods if the economy enters a recession or the weakness in the housing markets deteriorates further, or continues for a prolonged period.

The allowance for loan losses addresses incurred credit losses in the loan and lease portfolio and is presented as a reserve against portfolio loans on the balance sheet. The allowance for losses on lending-related commitments addresses incurred credit losses in commitments to lend and letters of credit and is presented in accrued expenses and other liabilities on the balance sheet. The allowance for losses on lending-related commitments is computed using a methodology similar to that used in determining the allowance for loan losses, modified to take into account the probability of funding these commitments. When a commitment is funded, any previously established allowance for losses on lending-related commitments is reversed and re-established in the allowance for loan losses.

The allowance for loan losses and the allowance for losses on lending-related commitments are assigned to business lines based on the nature of the loan portfolio in each business line. Commercial Banking-Regional, Commercial Banking-National, Retail Banking, and Mortgage Banking have been assigned most of the allowance, and accordingly, would be the business lines most affected by actual outcomes differing from prior estimates.

Valuation of Mortgage Servicing Rights (MSRs): The Corporation employs a risk management strategy designed to protect the value of MSRs from changes in interest rates. MSR values are hedged with securities and a portfolio of derivatives, primarily interest-rate swaps, options, mortgage-backed forwards, and futures contracts. As interest rates change, these financial instruments are expected to have changes in fair value which are negatively correlated to the change in fair value of the hedged MSR portfolio. The hedge relationships are actively managed in response to changing market risks over the life of the MSR assets. Selecting appropriate financial instruments to hedge this risk requires significant management judgment to assess how mortgage rates and prepayment speeds could affect the future values of MSRs.

Management has elected fair value as its measurement method for MSRs. Management measures net MSR hedging gains or losses as the change in the fair value of mortgage servicing rights, exclusive of changes associated with time decay and payoffs, compared to the change in the fair value of the associated financial instruments. Hedging results are frequently volatile in the short term, but over longer periods of time the hedging strategies have been largely successful in protecting the economic value of the MSR portfolio.

MSRs do not trade in an active open market with readily observable market prices. Although sales of MSRs do occur, the exact terms and conditions may not be available. As a result, MSRs are established and valued using discounted cash flow modeling techniques which require management to make estimates regarding future net servicing cash flows, taking into consideration actual and expected mortgage loan prepayment rates, discount rates, servicing costs, and numerous other factors. Management regularly updates its model inputs to reflect current market conditions. In addition, the reasonableness of the model is periodically validated by obtaining third-party broker estimates of the fair value of the MSR portfolio.

The expected and actual rates of mortgage loan prepayments are the most significant factors driving the value of MSRs. During 2007, weakness in the housing markets caused prepayments to slow as fewer borrowers refinanced their mortgages. The Corporation uses an internal proprietary model to estimate future loan prepayments. This model uses empirical data drawn from the historical performance of the Corporation’s managed portfolio. The implementation of this model resulted in a one-time decrease in the fair value of MSRs of $56 million during 2006.

Future interest rates are another significant factor in the valuation of MSRs. In 2007, the Corporation refined its MSR valuation model to incorporate market implied forward interest rates to estimate the future direction of mortgage and discount rates. The forward rates utilized are derived from the current yield curve for U.S. dollar interest-rate swaps and are consistent with pricing of capital markets instruments. In prior periods, the MSR valuation model held interest rates constant at the current market rate. This change in model inputs had a negligible impact on the MSR valuation as the forward curve was relatively flat at the date of adoption. However, changes in the shape and slope of the forward curve could introduce additional volatility to the fair value of MSRs in the future.

The fair value of MSRs and significant inputs to the valuation model at December 31, are shown below.

(Dollars in Millions)	2007	2006

Fair value	$2,526	$2,094
Weighted-average life (in years)	5.0	5.0
Weighted-average constant prepayment rate (CPR)	14.21%	17.66%
Spread over forward interest-rate swap rates	5.79	—
Weighted-average discount rate	—	9.77

A sensitivity analysis of the hypothetical effect on the fair value of MSRs to adverse changes in key assumptions is presented below. Changes in fair value generally cannot be extrapolated because the relationship of the change in the assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated independently without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, changes in mortgage interest rates, which drive changes in prepayment rate estimates, could result in changes in the interest-rate spread), which could either magnify or counteract the sensitivities.

December 31
(Dollars in Millions)	2007

Fair value	$2,526
Prepayment rate:
Decline in fair value from 10% adverse change	121
Decline in fair value from 20% adverse change	233
Spread over forward interest-rate swap rates(a):
Decline in fair value from 10% adverse change	55
Decline in fair value from 20% adverse change	107

(a)	Used to discount MSR cash flows.

Derivative Instruments: The Corporation regularly uses derivative instruments as part of its risk management activities to protect the value of certain assets and liabilities and future cash flows against adverse price or interest-rate movements. The Corporation also has residential and commercial mortgage loan commitments related to loans to be sold, which are defined as derivatives under SFAS 133, and enters into derivatives for trading purposes.

All derivative instruments are carried at fair value on the balance sheet. Management values derivative instruments using observable market prices, when available. In the absence of observable market prices, management uses discounted cash flow models to estimate the fair value of derivatives. The interest rates used in these cash flow models are based on forward yield curves observable in the current cash and derivatives markets, consistent with how derivatives are valued by most market participants. As of December 31, 2007, the recorded fair values of derivative assets and liabilities were $1.0 billion and $608 million, respectively.

Certain derivative instruments are formally designated in SFAS 133 hedge relationships as a hedge of one of the following: the fair value of a recognized asset or liability, the expected future cash flows of a recognized asset or liability, or the expected future cash flows of a forecasted transaction. For these derivatives, both at the inception of the hedge and on an ongoing basis, management assesses the effectiveness of the hedge instrument in achieving offsetting changes in fair value or cash flows compared to the hedged item.

At the inception of each SFAS 133 hedge relationship, management performs a prospective test of the effectiveness of the hedge. For hedges of commercial real estate loans originated for sale, management reviews the terms of the hedge instrument compared to the terms of the hedged item to assess whether the hedge relationship is expected to be highly effective. For all other SFAS 133 hedge relationships, a quantitative prospective test is performed at the inception of the hedge to assess the effectiveness of the hedge.

For each SFAS 133 hedge relationship, a quantitative retrospective test is performed to determine if the hedge was highly effective. The methods utilized to retrospectively test hedge effectiveness, as well as the frequency of testing, vary based on the hedged item and the designated hedge period. For fair value hedges of fixed-rate debt, including certificates of deposit, management utilizes a dollar offset ratio to test hedge effectiveness on a monthly basis. For fair value hedges of portfolio loans and residential mortgage loans held for sale, a dollar offset ratio test is performed on a daily basis. Effectiveness testing for commercial real estate loans originated for sale is measured using a dollar offset ratio test applied on either a monthly or quarterly basis. For cash flow hedges of funding products, a dollar offset ratio test is applied on a monthly basis. For cash flow hedges of commercial loans, a monthly regression analysis is performed. There are no known sources of variability between the hedge instrument and the hedged item that are excluded from the effectiveness test.

When a retrospective hedge effectiveness test fails, the change in the derivative’s fair value is recognized in earnings without a corresponding offset for the hedged item. A quantitative prospective test is then employed to determine whether the hedge relationship is expected to be highly effective in future periods under various interest-rate shock scenarios. The method used for these prospective tests is the same method used for retrospective testing.

Because the majority of the derivative instruments are used to protect the value of recognized assets and liabilities on the balance sheet, changes in the value of the derivative instruments are typically offset by changes in the value of the assets and liabilities being hedged, although income statement volatility can still occur if the derivative instruments are not effective in hedging changes in the fair value of those assets and liabilities. Changes in the fair values of derivative instruments associated with mortgage banking activities are included in either loan sale revenue or loan servicing revenue on the income statement and affect the results of the Mortgage Banking line of business. Changes in the fair values of other derivatives are included in other noninterest income on the income statement and are primarily generated from investment funding activities that are not allocated to the business lines. Notes 1 and 25 to the Consolidated Financial Statements provide further discussion on the accounting and use of derivative instruments.

Impairment of Goodwill: Historically, management has utilized market-based valuation multiples when available to estimate the fair value of its reporting units. During 2007, severe disruption in the mortgage markets led to a decline in the profitability of mortgage companies. As a result, during annual impairment testing, observable market price information in the form of comparable mortgage companies price/earnings ratios was no longer available. Management modified its valuation procedures to employ a discounted cash flow model to estimate fair value of its mortgage business. This model applied assumptions that a market participant would use, taking into account the timing and the risk of the related cash flows. The resulting fair value of the Mortgage Banking segment was determined to be less than its carrying value. Management measured the impairment loss as the excess of the carrying amount of the goodwill over its implied fair value. The result was an impairment loss of $181 million. At December 31, 2007, there is no goodwill remaining in the Mortgage Banking segment.

Income Taxes: The Corporation is subject to the income tax laws of the U.S., its states and other jurisdictions where it conducts business. These laws are complex and subject to different interpretations by the taxpayer and the various taxing authorities. In determining the provision for income taxes, management must make judgments and estimates about the application of these inherently complex laws, related regulations, and case law. In the process of preparing the Corporation’s tax returns, management attempts to make reasonable interpretations of the tax laws. These interpretations are subject to challenge by the tax authorities upon audit or to reinterpretation based on management’s ongoing assessment of facts and evolving case law. The Internal Revenue Service (IRS) has completed their examinations of the Corporation’s income tax returns for years prior to 2003, except for a 2002 amended return that was filed subsequent to the completion of the 2002 audit. Their examination of tax years 2003-2004 is currently in process. At this time, the IRS has not proposed any significant adjustments to the tax positions claimed on these returns that are not currently reflected in the Corporation’s income tax reserves.

The Corporation adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the adoption of this new accounting standard, the Corporation recognized a $31 million increase in its estimated liability for uncertain tax positions ($24 million net of tax), which was recorded as the cumulative effect of an accounting change, reducing the opening balance of retained earnings. As of December 31, 2007, the estimated liability for uncertain tax positions was $209 million, excluding accrued interest and penalties of $58 million. Approximately $109 million of that liability pertains to tax positions where a change in the actual or estimated outcome would increase or decrease the provision for income taxes.

It is reasonably possible that the liability for uncertain tax positions could increase or decrease in the next 12 months due to the completion of tax authorities’ exams or the expiration of the statute of limitations. Management estimates that the liability for uncertain tax positions could decrease by $22 million within the next 12 months.

The provision for interest and penalties was $22 million, $4 million and $4 million for the years ended December 31, 2007, 2006 and 2005, respectively. The Corporation recognizes interest and penalties associated with uncertain tax positions within income tax expense.

Recent Accounting Pronouncements and Developments

Note 2 to the Consolidated Financial Statements in Item 8 discusses new accounting policies adopted by the Corporation during 2007 and the expected impact of accounting policies recently issued but not yet required to be adopted. To the extent the adoption of new accounting standards materially affects financial condition, results of operations, or liquidity, the impacts are discussed in the applicable section(s) of this section and Notes to the Consolidated Financial Statements.

Fourth Quarter Review

Results for the fourth quarter of 2007 were affected by continued disruption in the mortgage markets and deterioration in the credit quality of loans secured by real estate. During the quarter, management completed a restructuring of the mortgage business. Production of nonsalable mortgage loans was curtailed and staffing reductions were initiated. Mortgage loans formerly held for sale were transferred to portfolio. A large provision for loan losses was recorded as a result of deteriorating credit trends. Unaudited quarterly results are presented on page 137.

Net loss for the fourth quarter of 2007 was $(333) million, or $(.53) per diluted share, compared to a third quarter 2007 net loss of $(19) million, or $(.03) per diluted share. Fourth quarter 2006 net income was $842 million, or $1.36 per diluted share, inclusive of a $622 million after-tax gain, or approximately $1.00 per diluted share, on the sale of First Franklin.

Tax-equivalent net interest income for the fourth quarter of 2007 was $1.1 billion, about equal to the preceding quarter, and down 2% compared to the fourth quarter of 2006. Average earning assets increased 5% compared to the preceding quarter and 10% compared to the fourth quarter a year ago. Net interest margin was 3.30% for the fourth quarter of 2007, down 13 basis points from the third quarter of 2007, and 43 basis points from the fourth quarter of 2006. The lower margin in the fourth quarter 2007 reflects higher LIBOR-based funding costs, narrower spreads on both commercial and consumer loans, and lower levels of noninterest-bearing funds compared to the fourth quarter a year ago.

Average portfolio loans were $113.5 billion in the fourth quarter of 2007, up from $104.4 billion in the preceding quarter, and $93.1 billion in the fourth quarter a year ago. Both the linked-quarter and year-over-year increases reflect growth in commercial loans, recent acquisitions, and transfers to portfolio of mortgage loans formerly held for sale. Average total deposits were $98.3 billion in the fourth quarter of 2007, up $4.8 billion from the preceding quarter, and up $13.8 billion compared to the fourth quarter a year ago. Deposit balances have grown with recent acquisitions as well as continued household growth and expansion.

The provision for loan losses was $691 million for the fourth quarter of 2007, compared to $368 million for the third quarter of 2007, and $325 million for the fourth quarter of 2006. The large provision in the fourth quarter of 2007 reflects higher probable credit losses on nonprime mortgage loans, broker-sourced home equity loans, residential construction loans, and other mortgage assets. Net charge-offs in the fourth quarter of 2007 were $275 million, compared with $141 million in the preceding quarter, and $128 million in the fourth quarter of last year. Both the linked-quarter and year-over-year increase in net charge-offs were primarily related to mortgage loans and home equity lines of credit.

Noninterest income was $597 million in the fourth quarter of 2007, compared to $624 million in the prior quarter, and $1.7 billion in the fourth quarter of 2006. Excluding the $984 million pretax gain on the sale of First Franklin, noninterest income for the fourth quarter of 2006 would have been $718 million. Net loan sale (loss)/revenue were $(149) million in the fourth quarter of 2007, $(74) million in the third quarter of 2007, versus $122 million in the fourth quarter a year ago. During the fourth quarter of 2007, additional fair value write-downs of $154 million were recorded on loans held for sale due to further deterioration in market values, failed trades, and trade kick-outs. Loan servicing revenue was $115 million in the fourth quarter of 2007, compared to $159 million in the immediately preceding quarter, and $52 million in the fourth quarter a year ago. Net mortgage servicing right (MSR) hedging pretax gains/(losses) were $11 million in the fourth quarter of 2007, $64 million in the preceding quarter, and $(60) million in the fourth quarter a year ago. Deposit service fees, other service fees and brokerage revenue all showed growth in the fourth quarter of 2007.

Noninterest expense was $1.6 billion for the fourth quarter of 2007, compared to $1.4 billion in the third quarter of 2007, and $1.2 billion in the fourth quarter a year ago. The fourth quarter of 2007 included a goodwill impairment charge of $181 million related to the mortgage business and accruals for Visa indemnification losses of $132 million. Noninterest expense for the third quarter of 2007 included a Visa indemnification loss of $157 million, mortgage asset impairments of $44 million, and a probable litigation settlement of $25 million. No similar items were present in the fourth quarter of last year. Severance and outplacements costs were $66 million in the fourth quarter of 2007, $23 million in the third quarter of 2007, and $9 million in the fourth quarter a year ago.